Execution Version

TRANSITION SERVICES AGREEMENT
by and between
MOUNT LOGAN MANAGEMENT, LLC
AND
WILLOW ASSET MANAGEMENT LLC
Dated as of March 18, 2026

THIS FORM OF AGREEMENT IS SUBJECT TO REVISION BY MOUNT LOGAN MANAGEMENT, LLC AT ANY TIME AND SHALL BE KEPT CONFIDENTIAL BY WILLOW ASSET MANAGEMENT LLC PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY WILLOW WEALTH INC. (F/K/A YIELDSTREET, INC.) AND MOUNT LOGAN MANAGEMENT, LLC WITH RESPECT TO THE SUBJECT MATTER HEREOF. THIS FORM OF AGREEMENT IS NOT INTENDED TO CREATE, NOR WILL IT CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE. THE PARTIES ACKNOWLEDGE AND AGREE THAT, UNTIL THE EXECUTION AND DELIVERY OF THIS TSA BY EACH OF THE PARTIES HERETO, EACH PARTY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO REJECT ANY AND ALL PROPOSALS MADE WITH REGARD TO THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO TERMINATE DISCUSSIONS AND NEGOTIATIONS AT ANY TIME, IN SUCH PARTY’S OR ITS AFFILIATES’ SOLE AND ABSOLUTE DISCRETION AND WITHOUT GIVING ANY REASON THEREFOR.

TABLE OF CONTENTS

Page
Section 1.1    Certain Defined Terms    1
Section 1.2    Construction    7
ARTICLE II. THE TRANSACTION    8
Section 2.1    Provision of Transition Services    8
Section 2.2    Fees    8
Section 2.3    Closing    8
Section 2.4    Closing Transactions    9
ARTICLE III. PROVISION OF THE TRANSITION SERVICES    10
Section 3.1    Transition Services    10
Section 3.2    Performance Metrics    10
Section 3.3    Consents    10
Section 3.4    Nature of the Transition Services    10
Section 3.5    Means of Providing the Transition Services    11
Section 3.6    Intellectual Property    12
Section 3.7    Savings Clause    12
ARTICLE IV. MANAGEMENT AND CONTROL    12
Section 4.1    Cooperation    12
Section 4.2    Transition Managers    13
Section 4.3    Transition of Services    13
ARTICLE V. FEES AND PAYMENT; RECORDS    13
Section 5.1    Fees    13
Section 5.2    Payment    14
Section 5.3    Expenses    14
Section 5.4    Taxes    14
Section 5.5    Withholding    14
ARTICLE VI. REPRESENTATIONS AND WARRANTIES    14
Section 6.1    Representations and Warranties of Willow    14
Section 6.2    Representations and Warranties of MLM    18
ARTICLE VII. COVENANTS    21
Section 7.1    Access and Investigation    21
Section 7.2    Operation Relating to the AIF Materials    21
Section 7.3    Consents and Filings    23
Section 7.4    Public Announcements    23
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TABLE OF CONTENTS (continued)

Page
Section 7.5    Board of Directors Approval    24
Section 7.6    Shareholder Meeting    24
Section 7.7    Preparation of the N-14 and the Proxy Statement/Prospectus    24
Section 7.8    Exclusivity    26
Section 7.9    Standstill    27
Section 7.10    Further Actions    27
Section 7.11    Litigation    27
Section 7.12    AIF Financial Statements    27
ARTICLE VIII. CONDITIONS PRECEDENT    28
Section 8.1    Conditions Precedent to Obligations of MLM    28
Section 8.2    Conditions Precedent to Obligations of Willow    29
Section 8.3    Other Conditions Precedent    29
ARTICLE IX. TERMINATION    29
Section 9.1    Termination    29
Section 9.2    Effect of Termination    30
ARTICLE X. INDEMNIFICATION; D&O LIABILITIES AND INSURANCE    31
Section 10.1    Indemnification Obligation    31
Section 10.2    Indemnification Procedure    32
Section 10.3    Survival    32
Section 10.4    Limitations on Liabilities    33
Section 10.5    Materiality Scrape    33
Section 10.6    Forfeiture of Restricted Shares    33
Section 10.7    D&O Liabilities and Insurance    34
ARTICLE XI. GENERAL    34
Section 11.1    Confidentiality    34
Section 11.2    Data Protection    36
Section 11.3    Relationship of the Parties    36
Section 11.4    Survival    36
Section 11.5    Amendment and Modifications    36
Section 11.6    Waiver    36
Section 11.7    Notices    37
Section 11.8    Entire Agreement    37
Section 11.9    Governing Law; Consent to Jurisdiction    37
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TABLE OF CONTENTS (continued)

Page
Section 11.10    Assignment; No Third Party Beneficiaries    38
Section 11.11    Severability    39
Section 11.12    Counterparts and Electronic Signatures    39
Section 11.13    No Right of Set-Off    39
Section 11.14    Headings    39
Section 11.15    Specific Performance    39
Section 11.16    Interpretation    40

Schedule 1 – Third Party Service Providers
Schedule 2 – Data Processing Agreement

Exhibit A – Restricted Share Subscription Agreement

-iii-

TRANSITION SERVICES AGREEMENT
THIS TRANSITION SERVICES AGREEMENT (this “TSA”) is dated as of March 18, 2026, by and between Mount Logan Management LLC, a Delaware limited liability company (“MLM”) and Willow Asset Management LLC (formerly, YieldStreet Management, LLC), a Delaware limited liability company (“Willow”). MLM and Willow are referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Willow is the investment adviser for Yieldstreet Alternative Income Fund Inc., a Maryland corporation (“AIF”);
WHEREAS, MLM is the investment adviser for Opportunistic Credit Interval Fund, a Delaware statutory trust (“SOFIX”);
WHEREAS, MLM and Willow are parties to that certain Agreement and Plan of Reorganization, dated as of March 18, 2026, by and among SOFIX, AIF, MLM and Willow (the “Acquisition Agreement”), pursuant to which SOFIX will acquire all of the assets and assume all liabilities of AIF in exchange for newly issued shares of SOFIX at its then-current net asset value per share (the “AIF Transaction”);
WHEREAS, Willow possesses or controls certain books, records, data files and other material information relating to AIF; and
WHEREAS, in order to facilitate the AIF Transaction and the ongoing administration of SOFIX following the closing of the AIF Transaction, MLM desires to receive from Willow, and Willow agrees to provide to MLM, certain transition services as set forth in this TSA, including access to books, records and other information relating to AIF.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I.
DEFINITIONS AND INTERPRETATION
Section 1.1    Certain Defined Terms. Capitalized terms used but not defined in this TSA shall have the respective meanings ascribed to such terms in the Acquisition Agreement. For purposes of this TSA the following capitalized terms have the following meanings:
“12b-1 Plan” has the meaning set forth in Section 6.1(i)(vi).
“Acquisition Agreement” has the meaning set forth in the preamble.

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person; provided, that, after the Closing, unless otherwise specified, AIF shall not be considered an Affiliate of Willow. For purposes of this definition, “Control” (and its derivatives) as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.
“AIF” has the meaning set forth in the preamble.
“AIF Advisory Contract” has the meaning set forth in Section 6.1(i)(ii).
“AIF Board” means the Board of Directors of AIF.
“AIF Fundamental Representations” mean the representations and warranties given by AIF in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(e), and 4.1(v) of the Acquisition Agreement.
“AIF Investors” means the holders of shares in AIF.
“AIF Materials” has the meaning set forth in Section 3.1.
“AIF Transaction” has the meaning set forth in the recitals.
“Business Day” has the meaning set forth in the Acquisition Agreement.
“Closing” has the meaning set forth in Section 2.3.
“Closing Cash Payment” has the meaning set forth in Section 5.1(a).
“Closing Date” has the meaning set forth in Section 2.3.
“Confidential Information” has the meaning set forth in Section 11.1.
“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, statement of work, purchase order or other instrument or consensual obligation, written or oral, to which a Person is a party or by which such Person or any of its properties or assets are bound or subject.
“Data Protection Laws” has the meaning set forth in Schedule 2.
“Designated Courts” has the meaning set forth in Section 11.9(b).
“DPA” has the meaning set forth in Section 2.4(a)(ii).

“Encumbrance” means any charge, license, mortgage, deed of trust, lien, option, title retention device, collateral assignment, preemptive right, community property interest, claim, pledge, easement, prescriptive right, encroachment, right of first-offer or refusal, conditional sale agreement, restriction (including restriction on transfer), security interest, or other similar encumbrance (other than restrictions on transfer generally arising under federal and state securities Laws), whether arising by Contract or by operation or law and whether voluntary or involuntary.
“Exclusivity Period” has the meaning set forth in Section 7.8.
“Fees” has the meaning set forth in Section 5.1.
“Financial Statements” means those certain financial statements (including the consolidated schedule of investments and consolidated statements of assets and liabilities) of AIF prepared in connection with the valuation of AIF pursuant to Section 2.1(a) of the Acquisition Agreement.
“Form N-14” has the meaning set forth in Section 7.7(a).
“Fraud” means Delaware common law fraud, in the making of a specific representation or warranty expressly set forth in Section 6.1 (or in the case of the representations and warranties made in the Acquisition Agreement, Section 4 thereof) and requires (i) an intentional false representation expressly set forth in the representations and warranties set forth in Section 6.1 (or in the case of the representations and warranties in the Acquisition Agreement, Section 4 thereof), (ii) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory), (iii) reasonable detrimental reliance by such party upon such false representation in acting or refraining from acting and (iv) the incurrence of damage by such party by reason of such reliance.
“Fundamental Representations” means, with respect to Willow, the representations and warranties set forth in Section 6.1(a), Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(g) and Section 6.1(h), and, with respect to MLM, the representations and warranties set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(h).
“GAAP” means generally accepted accounting principles and practices in the U.S., consistently applied, in effect from time to time.
“Governmental Authority” has the meaning set forth in the Acquisition Agreement.
“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, franchise, certificate, exemption, variance, registration or other authorization issued or granted by any Governmental Authority and any renewals thereof.
“Indemnified Party” has the meaning set forth in Section 10.2.
“Indemnifying Party” has the meaning set forth in Section 10.2.

“Interim Period” has the meaning set forth in Section 6.1(l)(i).
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Joint Proxy Statement / Prospectus” has the meaning set forth in Section 7.7(a).
“Judgment” means any order, writ, subpoena, injunction, judgment, decree, ruling, verdict, assessment or arbitration award of any Governmental Authority or arbitrator.
“Knowledge” means, with respect to Willow, the actual knowledge of Mitch Caplan, Karan Vazirani and William Majewski after reasonable due inquiry of those employees immediately reporting to such executive officers.
“Laws” has the meaning set forth in the Acquisition Agreement.
“License” has the meaning set forth in Section 3.1.
“Losses” means any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, penalties, fines, interest, awards, costs and expenses, including reasonable and documented out-of-pocket fees and expenses of counsel, accountants and other professional advisors, in each case whether or not arising from or in connection with a Third Party Claim, and whether or not such losses are liquidated, fixed, accrued, absolute, contingent or otherwise, to the extent arising out of or relating to any matter for which indemnification is provided under this TSA; provided that “Losses” will not include punitive damages, consequential damages or speculative damages except to the extent such damages are (a) awarded by a court or arbitrator in connection with a Third Party Claim or claim of Fraud, or (b) agreed upon and paid to a Third Party with respect to the settlement of a Third Party Claim.
“Material Adverse Effect” means any fact, circumstance, event, change, occurrence or effect that (1) would have, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), properties, liabilities, assets or results of operations of Willow, taken as a whole, or (2) would, or would reasonably be expected to, materially impair, materially delay or prevent Willow from timely performing its obligations under this TSA or consummating the transactions contemplated hereby; provided, however, that, for purposes of the foregoing clause (1) only, none of the following shall constitute or be taken into account in determining whether a Material Adverse Effect shall have occurred or exists or would reasonably be expected to occur or exist: (i) changes in general economic, financial market, business or geopolitical conditions; (ii) general changes or developments in any of the industries or markets in which Willow operates (or applicable portions or segments of such industries or markets); (iii) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof; (iv) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters, epidemic, pandemic, disease outbreak, or the related responses of Governmental Authorities with respect thereto; (v) the negotiation, existence, announcement, or performance of this TSA and the consummation of the transactions contemplated hereby or under the Acquisition Agreement that were reasonably foreseeable as of the date of this TSA; (vi) any action taken by Willow which is required by this TSA or under the Acquisition Agreement, as applicable; and (vii) any actions taken (or omitted to be taken) at the written request of MLM; provided that the facts, circumstances, events, changes, occurrences or effects set forth in clauses (i) through (iv) above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent (but only to such extent) such facts, circumstances, events, changes, occurrences or effects have a disproportionate adverse impact on Willow, taken as a whole, relative to other similarly situated Persons operating in the industries or markets in which Willow operates.
“MLCI” means Mount Logan Capital, Inc.
“MLM” has the meaning set forth in the preamble.
“MLM Disclosures” has the meaning set forth in Section 6.2.
“Mount Logan Indemnified Parties” has the meaning set forth in Section 10.1(a).
“Ordinary Course of Business” means, when used with respect to a Person’s conduct, conduct by that Person in the ordinary course of the Person’s business consistent with past practice.
“Party” and “Parties” have the meaning set forth in the preamble.
“Permitted Encumbrance” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the Ordinary Course of Business for which the underlying obligation is not past due or payable; (b) Encumbrances and other imperfections of title that do not detract in any material respect from the value or impair the use of the property subject thereto in any material respect arising or incurred in the Ordinary Course of Business and (c) statutory Encumbrances for current Taxes not yet due and payable that have been adequately reserved for in the Financial Statements.
“Person” has the meaning set forth in the Acquisition Agreement.
“Personal Data” has the meaning set forth in Schedule 2.
“Proceeding” means any charge, action, arbitration, audit, examination, investigation, proceeding, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Protected Data” has the meaning set forth in Section 11.2.
“Prytania” has the meaning set forth in Section 6.1(d)(ii).
“Restricted Share Subscription Agreement” has the meaning set forth in Section 2.4(a)(iii).

“Restricted Shares” means shares of common stock of MLCI issued to Willow (or its parent) in an unregistered private placement and subject to the restrictions set forth in that certain Restricted Share Subscription Agreement.
“Service Period” has the meaning set forth in Section 3.1.
“Service Provider” means Willow.
“Service Provider Derivatives” has the meaning set forth in Section 3.6.
“Service Recipient” means MLM and, solely for purposes of receiving the benefits of the Transition Services, SOFIX.
“Service Recipient Derivatives” has the meaning set forth in Section 3.6.
“Service Taxes” has the meaning set forth in Section 5.4.
“SOFIX” has the meaning set forth in the preamble.
“SOFIX Advisory Contract” has the meaning set forth in Section 6.2(g)(ii).
“SOFIX Board” means the Board of Directors of SOFIX.
“SOFIX Investors” means the holders of shares in SOFIX.
“Sub-Advisory Agreement” means that certain sub-advisory agreement entered into by MLM and Willow concurrently with this TSA, pursuant to which MLM will manage Willow’s legacy private credit portfolio.
“Sub-Advisory Fee Rebate” means the portion of the Fees payable in the form of rebates to the sub-advisory fees payable under the Sub-Advisory Agreement, as further described in Section 5.1(c).
“Termination Date” has the meaning set forth in Section 9.1(d)(ii).
“Third Party” has the meaning set forth in Section 7.8.
“Third Party Claim” means any claim, action, suit, proceeding, demand, or investigation brought or asserted by a person or entity that is not a party to this TSA against any party hereto (or its Affiliates, officers, directors, employees, or agents), including any claim arising from or relating to alleged breach of contract, tort, infringement of intellectual property, violation of law, or any other legal or equitable theory.
“Third Party Transaction” means any transaction involving any Third Party relating to the direct or indirect sale, transfer, merger, disposition or other similar transaction (however structured) involving any AIF Materials or AIF.
“Transition Manager” has the meaning set forth in Section 4.2.

“Transition Services” has the meaning set forth in Section 3.1.
“TSA” has the meaning set forth in the preamble.
“Willow” has the meaning set forth in the recitals.
“Willow Disclosures” has the meaning set forth in Section 6.1.
“Willow Indemnified Parties” has the meaning set forth in Section 10.1(b).
“Willow Policies” has the meaning set forth in Section 10.7(b).
“Willow Related Party” means any (a) Affiliate of Willow or (b) director or officer of Willow or of any Affiliate of Willow.
Section 1.2    Construction.
(a)    Any reference to a Person includes such Person’s successors and permitted assigns.
(b)    Any reference in this TSA to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this TSA, unless the context indicates otherwise.
(c)    The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import refer to this TSA as a whole and not to any particular provision of this TSA, unless otherwise provided for herein, and the words “date hereof” refer to the date of this TSA.
(d)    The table of contents and the headings of Articles, Sections, Schedules and Exhibits are provided for convenience only and are not intended to affect the construction or interpretation of this TSA.
(e)    All words used in this TSA are to be construed to be of such gender or number as the circumstances require.
(f)    The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.
(g)    The words “either,” “or,” “neither,” “nor,” and “any” are not intended to be exclusive, unless otherwise specifically provided for herein.
(h)    The words “to the extent” mean “the degree to which” and not simply “if.”

(i)    Where this TSA states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this TSA.
(j)    Any reference to “Dollars,” “dollars” or “$” without more is to the lawful currency of the U.S.
(k)    Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.
(l)    Unless the context of TSA otherwise requires, any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.
(m)    References to “written” or “in writing” include electronic form.
(n)    If any action under this TSA is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the next succeeding Business Day.
(o)    When calculating the period of time before which, within which or following which any action under this TSA is required to be done or taken, the day that is the reference date in calculating such period shall be excluded and the last day of such period shall be included; provided that if the last day of such period is not a Business Day, the next succeeding Business Day shall be deemed to be the last day of the period.
ARTICLE II.
THE TRANSACTION
Section 2.1    Provision of Transition Services. Subject to the terms and conditions set forth in this TSA, at the Closing, Willow shall make available the AIF Materials, Transition Services and License to MLM and SOFIX in accordance with, and pursuant to, the terms and conditions of this TSA.
Section 2.2    Fees. In consideration for the provision of the AIF Materials, Transition Services and License in accordance with Section 2.1 of this TSA, MLM shall pay or cause to be paid Willow the fees set forth in Section 5.1 of this TSA.
Section 2.3    Closing. Subject to the terms and conditions of this TSA, the consummation of the transactions contemplated hereby (the “Closing”) shall take place by the exchange of documents and signatures (including by electronic transmission) substantially simultaneously with the consummation of the transactions contemplated by the Acquisition Agreement assuming the satisfaction or waiver of all conditions set forth in ARTICLE VIII (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing) and the satisfaction or waiver of all the conditions set forth in Article VI of the

Acquisition Agreement (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the transactions contemplated by the Acquisition Agreement, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the closing of the transactions contemplated by the Acquisition Agreement), or in the event the conditions set forth ARTICLE VIII of this TSA have not been satisfied at that time (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing) then on the date that is five (5) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE VIII (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing), or at such other time, date or place as MLM and Willow may mutually agree in writing (the “Closing Date”). For the avoidance of doubt, the foregoing mechanics shall not be deemed to be an implied waiver of any right of MLM, and the election by MLM to waive any condition to Closing under this TSA shall not be construed to waive, modify or limit any right or remedy available to MLM or any other party with respect to any breach of any representation, warranty, covenant or other obligation of Willow under the TSA or of Willow or AIF under the Acquisition Agreement.
Section 2.4    Closing Transactions.
(a)    At the Closing, Willow shall deliver or cause to be delivered to MLM:
(i)    a certificate executed in the name of Willow by a duly appointed officer dated as of the Closing Date certifying the fulfillment of the conditions set forth in Section 8.1(a), Section 8.1(b) and Section 8.1(c);
(ii)    a counterpart of that certain Data Processing Agreement, substantially in the form attached hereto as Schedule 3 (the “DPA”), duly executed by Willow;
(iii)    a counterpart of that certain Restricted Share Subscription Agreement substantially in the form attached hereto as Exhibit A (the “Restricted Share Subscription Agreement”), duly executed by Willow;
(iv)    copies of the duly adopted resolutions evidencing the approval of the TSA, the Acquisition Agreement and the transactions contemplated hereby and thereby by the board of directors and equity holders of Willow, certified by an officer of Willow;
(v)    evidence of payment in full of the Willow Policies; and
(vi)    a properly executed Internal Revenue Service Form W-9, duly executed by Willow.
(b)    At the Closing, MLM shall deliver or cause to be delivered to Willow:

(i)    a certificate executed in the name of MLM by a duly appointed officer dated as of the Closing Date certifying the fulfillment of the conditions set forth in Section 8.2(a) and Section 8.2(b);
(ii)    a counterpart of the DPA, duly executed by MLM;
(iii)    a counterpart of that certain Restricted Share Subscription Agreement, duly executed by MLCI; and
(iv)    by wire transfer of immediately available funds in U.S. dollars to the account or accounts designated in writing by Willow at least five (5) Business Days prior to Closing, an amount equal to the Closing Cash Payment.
ARTICLE III.
PROVISION OF THE TRANSITION SERVICES
Section 3.1    Transition Services. During the Service Period, the Service Provider shall provide, or cause to be provided, to the Service Recipient access to all books, records, data files and other material information for the six (6) year period prior to the Closing, related to AIF that are owned by, or in the possession of, Willow or its subsidiaries and Affiliates relating exclusively to the provision of advisory and other services to AIF, including shareholder subscription agreements and tax declarations (collectively, the “AIF Materials” and the provision of access to the AIF Materials, the “Transition Services”), for the period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date (the “Service Period”). Services Provider hereby grants to Service Recipient an exclusive, worldwide, sublicensable (through multiple tiers) right and license to use the AIF Materials solely in connection with the operation of the business contemplated by the AIF Transaction and the ongoing administration of SOFIX and subject to Section 11.1 and Section 11.2 and other confidentiality restrictions set forth in the AIF Materials (the “License”).
Section 3.2    Performance Metrics. The Service Provider shall provide, or cause to be provided, the Transition Services in material compliance with applicable Law and shall use its commercially reasonable efforts to provide, or cause to be provided, the Transition Services with at least the same degree of quality, timeliness and degree of care with which such Service Provider maintained the AIF Materials prior to the date of this TSA, and in any event in accordance with industry best practices for the maintenance of investment adviser records. The Service Provider shall respond to all reasonable requests from the Service Recipient for access to, or copies of, the AIF Materials within five (5) Business Days of such request. In the event the Service Provider fails to meet the foregoing standards, the Service Recipient shall be entitled to a pro rata reduction in the Fees corresponding to the period of such failure, without prejudice to any other remedies available to the Service Recipient under this TSA or at Law.
Section 3.3    Consents. The Parties agree that in the event any required consents of third parties are necessary for the Service Provider to provide the Transition Services or for Service Recipient to use the AIF Materials in connection with the License, (a) the Service Provider shall use commercially reasonable efforts to obtain such consents, and (b) if a required consent, license or agreement is not obtained, then the Parties will use their respective commercially reasonable efforts to develop mutually acceptable alternative arrangements with respect to such Transition Services and the License. The Service Provider shall exclusively bear any additional costs and expenses arising in connection with such alternative arrangements. As of the date of this TSA, the Service Provider shall identify all third-party service providers and consents required in connection with the provision of the Transition Services and the use of the AIF Materials in connection with the License and shall set forth such parties on Schedule 1.
Section 3.4    Nature of the Transition Services. Each of the Parties acknowledges and understands that the Transition Services are transitional in nature and are furnished by the Service Provider for the purpose of facilitating the AIF Transaction and the ongoing administration of SOFIX. In addition, upon expiry of the Service Period or earlier termination of the Service Period, or if reasonably requested by the Service Recipient and solely to the extent permitted by Law, the Service Provider shall deliver, or cause to be delivered to the Service Recipient within any time periods as the Parties may reasonably agree, all records, data, files and other information received or generated for the benefit of the Service Recipient in connection with the provision of such Transition Services. In the event that Closing does not occur and this TSA is terminated, Service Provider shall not be obligated to deliver or cause to be delivered any AIF Materials or other records, data, files or other information developed by Service Provider that solely uses the AIF Materials or other Confidential Information of Willow or AIF.
Section 3.5    Means of Providing the Transition Services.
(a)    Subject to Section 3.2 and Section 3.5(d), the Parties will cooperate to determine the mutually acceptable means and resources used to provide the Transition Services. The Service Provider shall provide the Service Recipient with reasonable access to the books, records, data files and other information constituting the Transition Services, which access may be provided through electronic means, physical access to storage facilities, or delivery of copies, as reasonably acceptable to the Service Recipient. Except as provided herein, Service Provider shall have no obligation to engage in any increase or decrease in staffing levels, retention of any particular personnel, purchase of software, licenses, or license seats, or investments or capital or other expenditures or to provide any services which were not being provided to AIF as of immediately prior to the Closing Date except as expressly set forth herein.
(b)    Subject to Section 3.2, the Service Provider, in its reasonable discretion, may interrupt or suspend the provision of the Transition Services (or any part thereof) from time to time, solely to the extent necessary to enable it to perform routine or emergency maintenance to those parts or components of its systems or facilities required to provide such Transition Services, provided that (i) the Service Provider shall use commercially reasonable efforts to perform or cause such appropriate third party providers to perform such routine maintenance or non-emergency maintenance outside of the normal business hours of the Service Recipient so as to minimize disruption of the Transition Services, (ii) the Service Provider shall use commercially reasonable efforts to provide the Service Recipient with reasonable prior notice of any interruption or suspension and the anticipated duration thereof and (iii) the Service

Provider shall use its commercially reasonable efforts to resume provision of the relevant Transition Services as efficiently as reasonably practicable.
(c)    The Service Provider may use contractors, subcontractors, vendors or other third parties to assist in providing the Transition Services, provided that the Service Provider will remain responsible for the performance of each such third party to the same extent as if such obligations were performed by the Service Provider’s employees.
(d)    The Service Provider shall have no obligation hereunder to: (i) provide the Service Recipient any improvements, upgrades, updates, substitutions, modifications or enhancements to any of the Transition Services; (ii) perform or cause to be performed any of the Transition Services for the benefit of any third party; or (iii) provide the Transition Services in a manner that exceeds the manner and standard of quality that was used to perform similar services for AIF prior to the Closing Date.
Section 3.6    Intellectual Property. Each Party grants to the other Party a royalty-free, non-exclusive, non-transferable, worldwide right and license, during the Service Period, to use the intellectual property owned by such Party only to the extent reasonably necessary for the other Party and its Affiliates to provide or receive the Transition Services, provided that nothing herein shall be construed to grant to Service Provider any rights to use any trademark, service mark, trade dress, trade name, domain name and other source identifiers owned by MLM, MLCI or their respective Affiliates and all registrations of, and applications to register, the foregoing, and all associated goodwill. Except as otherwise expressly provided in the Acquisition Agreement, each Party shall retain all right, title and interest in and to its respective intellectual property, and no other license or other right, express or implied, is granted under this TSA by any Party to its intellectual property. Upon the expiration or termination of this TSA or an applicable Transition Service, each Party shall cease use of any intellectual property owned by the other Party and licensed pursuant to this Section 3.6. To the extent that the Transition Services result in the creation or development by the Service Provider of any additional AIF Materials or any modification to any AIF Materials (collectively, “Service Provider Derivatives”) then such Service Provider Derivatives shall constitute AIF Materials and be subject to the Transition Services provided hereunder from the date of such creation or development. The License includes the right for the Service Recipient to use the AIF Materials to modify any AIF Materials or make or have made any new books, records, data files and other information (collectively “Service Recipient Derivatives”) and as between the Parties any and all rights in any Service Recipient Derivatives shall be own solely and exclusively by the Service Recipient. To the extent any Service Recipient Derivative incorporates any AIF Materials, Service Provider hereby grants to Service Recipient a non-exclusive, worldwide, royalty-free, non-terminable, perpetual, transferable and sublicensable (through multiple tiers) right and license to use such AIF Materials solely for the Service Recipient’s use of such Service Recipient Derivative.
Section 3.7    Savings Clause. Notwithstanding the foregoing or any other provision in this TSA, (a) the Service Provider shall not be in breach of this TSA to the extent the Service Provider does not provide, or cause to be provided, or is hindered or disrupted from providing, any Transition Services for which it is responsible to the extent and during the time period in which the Service Provider’s provision of Transition Services is hindered or disrupted by any breach by any Service Recipient of its obligations under this TSA (including under Section 4.1), and (b) the Service Provider is not required to provide any Transition Service for which it is responsible if the provision thereof would violate any applicable agreement with any third party that is in effect as of the date hereof (subject to the notification requirements in Section 3.3) or applicable Law.
ARTICLE IV.
MANAGEMENT AND CONTROL
Section 4.1    Cooperation. Each Party shall use commercially reasonable efforts to cooperate with the other Party in all matters relating to the provision of Transition Services. Without limiting the generality of the foregoing, the Service Recipient shall use commercially reasonable efforts to (a) provide all cooperation and assistance reasonably required by the Service Provider to enable Service Provider to provide, or cause to be provided, the Transition Services for which it is responsible and (b) provide the Service Provider reasonable access to its premises, books and records, and employees during regular business hours and to the extent necessary to enable the Service Provider to perform its obligations under this TSA. The Service Provider shall not be responsible for the failure to provide any Transition Services to the extent that such failure results from any Service Recipient’s failure to provide cooperation and access as required by this Section 4.1.
Section 4.2    Transition Managers. Each of Willow and MLM shall appoint an individual to act as the primary point of relational contact to facilitate communications and performance of this TSA (each, a “Transition Manager”). Each Transition Manager shall have overall responsibility for (i) mitigating and resolving, on behalf of the Service Provider and the Service Recipients, as applicable, any escalation or dispute regarding the Transition Services, (ii) acting as primary contact point with the other Party’s Transition Manager in the event of any escalation or disputes and (iii) with respect to the Service Recipients, making available to the Service Provider the data, facilities, resources and other support services required for the Service Provider to be able to provide the Transition Services in accordance with the requirements of this TSA. Willow or MLM may change its Transition Manager in its sole discretion by providing written notice to the other Party. Each Party may treat an act of a Party’s Transition Manager as being authorized by such Party without inquiring or ascertaining whether such Transition Manager had authority to so act; provided, however, that no Transition Manager shall have authority to amend this TSA, waive any obligation or provision hereunder or schedule attached hereto in any respect or to extend the term of the Service Period.
Section 4.3    Transition of Services. The Service Provider shall cooperate in a commercially reasonable manner with the Service Recipients to facilitate the transfer of the Transition Services to the Service Recipients. The Service Recipients shall be responsible for all costs related to the transfer of the Transition Services, including any out-of-pocket costs incurred by the Service Provider.

ARTICLE V.
FEES AND PAYMENT; RECORDS
Section 5.1    Fees. The aggregate fee for the Transition Services and License shall be Five Million Dollars ($5,000,000) (collectively, the “Fees”), payable in accordance with this Section 5.1.
(a)    Cash Payment. Two Million Dollars ($2,000,000) shall be payable in cash by MLM to Willow at the Closing (the “Closing Cash Payment”).
(b)    Restricted Shares. Restricted Shares with an aggregate value of One Million Dollars ($1,000,000), measured as of issuance on the Closing Date, shall be issued to Willow (or its parent) on the Closing Date. Such Restricted Shares shall be issued pursuant to the terms of the Restricted Share Subscription Agreement.
(c)    Sub-Advisory Fee Rebates. Two Million Dollars ($2,000,000) shall be payable in the form of rebates to the sub-advisory fees payable under the Sub-Advisory Agreement, which rebates shall be paid as follows: upon MLM’s receipt of each quarterly sub-advisory fee payment under the Sub-Advisory Agreement, Two Hundred Fifty Thousand Dollars ($250,000) of such payment shall be rebated to Willow in cash, until an aggregate of Two Million Dollars ($2,000,000) has been rebated pursuant to this Section 5.1(c). For clarity, to effectuate this rebate, the rebated fees shall be paid in cash to MLM in accordance with the terms of the Sub-Advisory Agreement, and subsequently rebated in cash to Willow. Notwithstanding the foregoing, if (i) the full aggregate amount of Two Million Dollars ($2,000,000) has not been rebated within the Service Period, or (ii) if the Sub-Advisory Agreement is terminated and no fees thereunder are due to MLM, then no rebates will be made and the unpaid rebates shall be forfeited and not payable pursuant to this Section 5.1(c).
Section 5.2    Payment. The cash portion of the Fees set forth in Section 5.1(a) shall be paid at the Closing in accordance with Section 2.4(b)(iv). The Restricted Shares set forth in Section 5.1(b) shall be issued on the Closing Date, subject to the terms of Section 5.1(b). The Sub-Advisory Fee Rebates set forth in Section 5.1(c) shall be paid on a quarterly basis in arrears, corresponding with the sub-advisory fee payments under the Sub-Advisory Agreement and the terms of Section 5.1(c).
Section 5.3    Expenses. The Service Provider shall bear any expenses incurred by the Service Provider in connection with the provision of any Transition Service it provides, and the Service Recipient shall have no obligation to reimburse the Service Provider therefor except as set forth in Section 5.1 or in Section 4.3.
Section 5.4    Taxes. The Fees do not include any tax. The Service Provider is responsible for all sales, service, valued added, use, excise, occupation, and other similar taxes (“Service Taxes”) and shall bear any Service Taxes chargeable on the Fees. For the avoidance of doubt, Service Taxes exclude any tax based on the net income of the Service Provider, which shall be borne solely by the Service Provider.

Section 5.5    Withholding. The Service Recipient shall be entitled to withhold, or cause to be withheld, from any payment made pursuant to this TSA such amounts as are required to be withheld under applicable Tax Law. If the Service Recipient determines that it may need to withhold any tax under this Section 5.5, it shall provide reasonable notice to the Service Provider in respect of which such withholding is required to be made, and the Parties shall use commercially reasonable efforts to reduce or eliminate such withholding.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES
Section 6.1    Representations and Warranties of Willow. Except as has been fully disclosed to MLM as of the date of this TSA in a written instrument executed by an officer of Willow (such written instrument, the “Willow Disclosures”), Willow represents and warrants to MLM as follows:
(a)    Organization and Good Standing. Willow is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware with power under its Certificate of Formation and Limited Liability Company Agreement, each as amended from time-to-time, to own all of its properties and assets and to carry on its business as it is presently and proposed to be conducted. Willow is duly qualified or licensed to do business and is in good standing in every jurisdiction where its business so requires, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, reasonably be expected to be material to Willow.
(b)    Authority and Enforceability. Willow has all requisite power and authority to execute and deliver this TSA and each exhibit and schedule to which it is a party and to perform its obligations under this TSA and each such exhibit and schedule. The execution, delivery and performance of this TSA and each exhibit and schedule to which Willow is a party and the consummation of the transactions contemplated hereby and thereby by Willow shall have been duly authorized by all necessary action on the part of Willow. No further internal action or proceeding on the part of Willow is necessary to authorize this TSA and each exhibit and schedule to which it is a party and consummate the transactions contemplated hereby and thereby. Willow has duly and validly approved, executed and delivered this TSA and, at or prior to the Closing, Willow will have duly and validly approved, executed and delivered each exhibit and schedule to which it is a party. Assuming the due authorization, execution and delivery of this TSA and the exhibit and schedule by MLM and the other parties thereto, as applicable, this TSA constitutes, and at the Closing each exhibit and schedule to which Willow is a party shall constitute, the valid and binding obligation of Willow, enforceable against Willow in accordance with their respective terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) as to enforceability, Laws governing specific performance, injunctive relief and other equitable remedies.
(c)    No Conflict. Assuming all approvals of the AIF Investors required for the transactions contemplated hereby are obtained, none of the execution, delivery and performance of this TSA by Willow and any such exhibit and schedule to which Willow is a party, nor the consummation by Willow of the transactions contemplated by this TSA or by any such exhibit and schedule, shall (a) conflict with or violate Willow’s organizational documents, (b) result in a breach or default under any Contract to which Willow is a party, (c) violate any Law or Judgment applicable to Willow or (d) require Willow to obtain any Governmental Authorization/make any filing with any Governmental Authority or provide any notice to, or obtain any approval, consent or waiver of, any other person, except, solely with respect to clauses (b), (c) and (d), the breach or default or failure to notify or obtain approval, consent or waiver would not reasonably be expected to have a material adverse impact on Willow or the AIF Materials or Transition Services.
(d)    Title to AIF Materials.
(i)    AIF or Willow (as the case may be) owns and has good and marketable title to, with legal and beneficial ownership to, the AIF Materials. All such AIF Materials are owned or held free and clear of any Encumbrances other than Permitted Encumbrances.
(ii)    No Person (other than Willow and its authorized sub-advisor, Prytania Investment Advisors LLP (“Prytania”)) has any rights, title, or interest in, to, or under the AIF Materials. After Closing, MLM will have good and marketable title to, and the right to use, all of the AIF Materials pursuant to this TSA, free and clear of any Encumbrances other than Permitted Encumbrances and any Encumbrances created by MLM.
(e)    Legal Proceedings. There is no material Proceeding outstanding, pending or threatened in writing or, to Willow’s Knowledge, threatened orally against or affecting Willow that relates to any of the AIF Materials. There are no unsatisfied Judgments of Willow or to the Knowledge of Willow, of any other third party that relate to or affect any of the AIF Materials. As of the date of this TSA, there is no Proceeding pending or, threatened in writing or, to Willow’s Knowledge, threatened orally against or affecting Willow and there is no Judgment to which Willow is subject, that, individually or in the aggregate, would prevent, delay, make illegal or otherwise interfere in any material respect with the ability of Willow to consummate any of the transactions contemplated by this TSA or by any exhibit and schedule attached hereto.
(f)    Compliance with Laws; Governmental Authorizations. Willow is in material compliance with all Laws applicable to the AIF Materials or Willow’s use thereof. Willow has all material Governmental Authorizations (including all material permits) that are necessary for it to conduct its business in the manner in which it is presently conducted. Willow is in compliance in all material respects with all such Governmental Authorizations that are necessary for them to conduct its business in the manner in which it is presently conducted. Willow has not received any written or, to Willow’s Knowledge, oral notice from any Governmental Authority of any violation or alleged violation by it of any Law to which it is subject or any permit necessary for the ownership and use of the AIF Materials. Willow is duly registered under the Advisers Act as an investment adviser with the SEC.
(g)    Related Party Transactions. Except for any contract that will terminate at or prior to the Closing, (a) none of the Assets includes any contract or arrangement with any Willow Related Party and (b) Willow and its Affiliates are not party to any contract with AIF other than the AIF Advisory Contract.
(h)    Brokers Fees. Except for Lincoln International LLC, no investment banker, broker, finder, agent or similar intermediary: (i) has been directly or indirectly retained by or has acted for or on behalf of Willow or AIF in connection with this TSA, the Acquisition Agreement or the transactions contemplated hereby or thereby, or (ii) is entitled to any broker’s, finder’s or similar fee or other commission in connection herewith or therewith. Willow or AIF is responsible for any broker’s, finder’s or similar fee or other commission that Lincoln International LLC will be entitled to receive in connection with the transactions contemplated hereby, and neither Willow nor AIF are or will be responsible for any other broker’s, finder’s or similar fee or other commission in connection this TSA, the Acquisition Agreement or the transactions contemplated hereby or thereby.
(i)    AIF.
(i)    AIF is not advised by any Person serving in the capacity of primary advisor, sub-advisor or any other advisory role, other than Willow and Prytania.
(ii)    Willow has entered into a written Contract pursuant to which it serves as investment adviser to AIF (the “AIF Advisory Contract”) which was adopted in compliance with Section 15 of the 1940 Act. Willow and any relevant Affiliate of Willow has performed its investment advisory services with respect to AIF in compliance with the applicable investment advisory or investment management agreement for AIF to which it is a party and applicable Law, in each case in all material respects.
(iii)    AIF currently is operated in all material respects in compliance with its respective investment objectives, policies and restrictions, as set forth in its applicable offering document and all applicable Law.
(iv)    Neither Willow nor AIF has given any guarantee as to the current or future investment performance of AIF or the investment performance resulting from Willow’s investment advisory services.
(v)    Except as contemplated by this TSA and the Acquisition Agreement, no further action of the AIF Board or of the AIF Investors is required in connection with the consummation of the transactions contemplated by the Acquisition Agreement and the transactions contemplated by this TSA.
(vi)    Neither Willow nor any “affiliated person” (as defined in the Investment Company Act) of Willow receives or is entitled to receive any compensation directly or indirectly: (i) from any Person in connection with the purchase or sale of securities or other property to, from or on behalf of AIF, other than bona fide ordinary compensation as principal underwriter for AIF or pursuant to any plan adopted pursuant to Rule 12b-1 under the Investment Company Act (a “12b-1 Plan”) or (ii) from AIF or its security holders for other than bona fide investment advisory, administrative or other services. Disclosure of any such compensation arrangements has been made in the registration statement of AIF and other applicable regulatory filings with the SEC to the extent such disclosure is required by applicable Law.
(vii)    Willow has selected broker-dealers to execute portfolio transactions for AIF in accordance with the policies of AIF disclosed in AIF’s registration statement and other applicable regulatory filings and applicable requirements to seek best execution under applicable Law or the terms of any applicable investment advisory agreement.
(j)    No Convictions, Sanctions or Other Violations. Willow has not been convicted of any felony or misdemeanor described in Section 9(a)(1) of the 1940 Act, nor has it been subject, or is it presently subject, to any injunction or SEC order that would prevent such Person from acting or serving as an investment adviser, underwriter, broker-dealer, director, trustee, officer, or employee of an investment company under Sections 9(a)(2) or 9(b) of the 1940 Act, and, to Willow’s Knowledge, there is no proceeding or investigation pending or threatened that is reasonably likely to become the basis for any such injunction or SEC order.
(k)    No Undisclosed Liabilities. Willow does not have any Liabilities of any nature arising out of or relating to any Asset, other than Liabilities that: (a) were incurred in the Ordinary Course of Business; (b) individually and in the aggregate have not had or resulted in, and will not have or result in, a Material Adverse Effect; or (c) do not and will not materially impair the ability of Willow to perform its obligations hereunder.
(l)    Absence of Certain Changes or Events.
(i)    During the period from December 31, 2025 (the “Interim Period”) to the date hereof there has not occurred any event, condition, change or effect that has had, or would reasonably be expected to have, a Material Adverse Effect.
(ii)    During the Interim Period, no event has occurred that would require the consent of MLM under Section 7.2.
(m)    Disclaimer of Other Representations and Warranties. The representations and warranties of Willow set forth in this Section 6.1, in ARTICLE III or any of the exhibits or schedules to this TSA are the only representations and warranties made by Willow with respect to the AIF Materials, Transition Services, License or any other matter relating to the transactions contemplated by this TSA.
Section 6.2    Representations and Warranties of MLM. Except as has been disclosed to Willow as of the date of this TSA in a written instrument executed by an officer of MLM (such written instrument, the “MLM Disclosures”), MLM represents and warrants to Willow as follows:
(a)    Organization and Good Standing. MLM is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware with power under its Certificate of Formation and Limited Liability Company

Agreement, each as amended from time-to-time, to own all of its properties and assets and to carry on its business as it is presently and proposed to be conducted. MLM is duly qualified or licensed to do business and is in good standing in every jurisdiction where its business so requires, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, reasonably be expected to be material to MLM. MLM is duly registered under the Advisers Act, as amended, as an investment adviser with the SEC.
(b)    Authority and Enforceability. MLM has all requisite power and authority to execute and deliver this TSA and each exhibit and schedule to which it is a party and to perform its obligations under this TSA and each such exhibit and schedule. The execution, delivery and performance of this TSA and each exhibit and schedule to which MLM is a party and the consummation of the transactions contemplated hereby and thereby by MLM shall have been duly authorized by all necessary action on the part of MLM. No further internal action or proceeding on the part of MLM is necessary to authorize this TSA and each exhibit and schedule to which it is a party and consummate the transactions contemplated hereby and thereby. MLM has duly and validly approved, executed and delivered this TSA and, at or prior to the Closing, MLM will have duly and validly approved, executed and delivered each exhibit and schedule to which it is a party. Assuming the due authorization, execution and delivery of this TSA and the exhibit and schedule by Willow and the other parties thereto, as applicable, this TSA constitutes, and at the Closing each exhibit and schedule to which MLM is a party shall constitute, the valid and binding obligation of MLM, enforceable against MLM in accordance with their respective terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) as to enforceability, Laws governing specific performance, injunctive relief and other equitable remedies.
(c)    No Conflict. None of the execution, delivery and performance of this TSA by MLM and any such exhibit and schedule to which MLM is a party, nor the consummation by MLM of the transactions contemplated by this TSA or by any such exhibit and schedule, shall (a) conflict with or violate MLM’s organizational documents, (b) result in a breach or default under any Contract to which MLM is a party, (c) violate any Law or Judgment applicable to MLM or (d) require MLM to obtain any Governmental Authorization/make any filing with any Governmental Authority or provide any notice to, or obtain any approval, consent or waiver of, any other person, except, solely with respect to clauses (b), (c) and (d), the breach or default or failure to notify or obtain approval, consent or waiver would not reasonably be expected to have a material adverse impact on MLM.
(d)    Financial Capacity. At Closing, MLM will have, adequate financial resources or access to sufficient funds to satisfy MLM’s monetary and other obligations under and otherwise with respect to this TSA, including payment of the Closing Cash Payment arising at the Closing.
(e)    Legal Proceedings. There is no material Proceeding pending or, threatened in writing or, to MLM’s Knowledge, threatened orally against or affecting MLM and there is no Judgment to which MLM is subject, in each case, that would prevent, delay, make illegal or otherwise interfere in any material respect with the ability of MLM to consummate any of the transactions contemplated by this TSA or by any schedule or exhibit attached hereto.
(f)    Compliance with Laws; Governmental Authorizations. MLM is in material compliance with all applicable Laws. MLM has all material Governmental Authorizations that are necessary for it to conduct their business in the manner in which it is presently conducted. MLM is in compliance in all material respects with all such Governmental Authorizations that are necessary for it to conduct their business in the manner in which it is presently conducted.
(g)    SOFIX.
(i)    SOFIX is not advised by any Person serving in the capacity of primary advisor, sub-advisor or any other advisory role, other than MLM.
(ii)    MLM has entered into a written Contract pursuant to which it serves as investment adviser to SOFIX (the “SOFIX Advisory Contract”) which was adopted in compliance with Section 15 of the 1940 Act. MLM and any relevant Affiliate of MLM has performed its investment advisory services with respect to SOFIX in compliance with the applicable investment advisory or investment management agreement for SOFIX to which it is a party and applicable Law, in each case in all material respects.
(iii)    SOFIX is currently operated in all material respects in compliance with its respective investment objectives, policies and restrictions, as set forth in its applicable offering document and all applicable Law.
(iv)    Neither MLM nor SOFIX has given any guarantee as to the current or future investment performance of SOFIX or the investment performance resulting from MLM’s investment advisory services.
(v)    Except as contemplated by this TSA and the Acquisition Agreement, no further action of the SOFIX Board or of the SOFIX Investors is required in connection with the consummation of the transactions contemplated by the Acquisition Agreement and the transactions contemplated by this TSA.
(vi)    Neither MLM nor any “affiliated person” (as defined in the Investment Company Act) of MLM receives or is entitled to receive any compensation directly or indirectly: (i) from any Person in connection with the purchase or sale of securities or other property to, from or on behalf of SOFIX, other than bona fide ordinary compensation as principal underwriter for SOFIX or pursuant to any plan adopted pursuant to a 12b-1 Plan or (ii) from SOFIX or its security holders for other than bona fide investment advisory, administrative or other services. Disclosure of any such compensation arrangements has been made in the registration statement of SOFIX and other applicable regulatory filings with the SEC to the extent such disclosure is required by applicable Law.

(vii)    MLM has selected broker-dealers to execute portfolio transactions for SOFIX in accordance with the policies of SOFIX disclosed in SOFIX’s registration statement and other applicable regulatory filings and applicable requirements to seek best execution under applicable Law or the terms of any applicable investment advisory agreement.
(h)    Brokers Fees. No investment banker, broker, finder, agent or similar intermediary: (i) has been directly or indirectly retained by or has acted for or on behalf of MLM or SOFIX in connection with this TSA, the Acquisition Agreement or the transactions contemplated hereby or thereby, or (ii) is entitled to any broker’s, finder’s or similar fee or other commission in connection herewith or therewith.
(i)    Disclaimer of Other Representations and Warranties. The representations and warranties of MLM set forth in this Section 6.2 or any schedule or exhibit attached hereto are the only representations and warranties made by MLM with respect to MLM or any other matter relating to the transactions contemplated by this TSA. Except as specifically set forth in this Section 6.2 or any schedule or exhibit attached hereto, MLM makes no other representation or warranty, express or implied, as to any matter whatsoever relating to MLM or any other matter relating to the transactions contemplated by this TSA or the schedules or exhibits attached hereto.
ARTICLE VII.
COVENANTS
Section 7.1    Access and Investigation. Until the Closing and upon reasonable notice, Willow shall, and shall cause its Affiliates and its and their respective Representatives to, allow MLM and its Representatives reasonable access to (i) such materials and information about AIF and the AIF Materials, as MLM may reasonably request, and (ii) specified officers and employees of Willow and its Affiliates relating to AIF and the AIF Materials as MLM may reasonably request, subject, in each case, to the execution of customary access letters and confidentiality agreements, if required by third parties, in a manner not disruptive to the operations of Willow, during normal business hours; provided, however, that nothing herein shall require Willow to disclose any information to MLM if such disclosure would, in the reasonable judgment of Willow, (i) cause significant competitive harm to Willow if the transactions contemplated hereby are not consummated, (ii) violate applicable Law or the provisions of any contract to which Willow is a party, or (iii) jeopardize any attorney-client privilege, attorney work product protection or other legal privilege. No investigation or access permitted pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty made by Willow hereunder.
Section 7.2    Operation Relating to the AIF Materials.
(a)    Willow covenants and agrees that, between the date of this TSA and the earlier of the Closing and the date, if any, on which this TSA is terminated pursuant to its terms, except (i) as may be required by Law, (ii) as may be agreed in writing by MLM, (iii) as may be expressly contemplated pursuant to this TSA or (iv) as set forth in Section 7.2 of the

Willow Disclosures: (x) Willow shall (and shall cause its Affiliates to) conduct its business in the Ordinary Course of Business in all material respects with respect to the AIF Materials and use commercially reasonable best efforts to preserve intact its business organization, maintain in effect all material licenses and permits required to carry on its business, maintain in effect any exemptive orders or exemptive relief which it has received from the SEC and which are currently in effect and preserve its material business relationships relating to the AIF Materials; and (y) Willow shall not:
(i)    amend, alter or otherwise modify its organizational document in a manner that would reasonably be expected to delay or otherwise interfere with the consummation of the transactions contemplated by this TSA or by any schedule or exhibit hereto;
(ii)    other than in the Ordinary Course of Business, (A) assign, voluntarily terminate, waive any material right under, or materially and adversely amend any Contract that is part of the AIF Materials, or (B) terminate any Contract that is part of the AIF Materials;
(iii)    waive or release any right or claim included in the AIF Materials other than in the Ordinary Course of Business;
(iv)    sell, transfer, assign, lease or license, or create or permit to be created any Encumbrance (other than Permitted Encumbrances) on, any material portion of the AIF Materials or any of the assets, properties or rights of Willow or any of its Affiliates that would have been part of the AIF Materials but for such sale, transfer, assignment, lease, license or Encumbrance other than in the Ordinary Course of Business;
(v)    cancel, waive, release, settle or compromise any Proceeding related to AIF or the AIF Materials;
(vi)    permit or cause Willow or AIF to dissolve, wind-up or liquidate Willow or AIF;
(vii)    change in any material respect any of the accounting principles, practices or methods appliable to AIF, except as may be required by any Governmental Authority or to comply with GAAP or other applicable Law, or change in any material respect the valuation or pricing policies applicable to AIF, except as may be required by any Governmental Authority or applicable Law;
(viii)    take (or omit to take, as the case may be) any action to change, and use commercially reasonable efforts to cause Willow or AIF to not change, any fee rate, fee waiver or expense reimbursement practice or policy with respect to AIF;
(ix)    enter into any Contract with an Affiliate in relation to the AIF Materials that does not terminate on or prior to Closing;

(x)    cause AIF to incur any debt for borrowed money, other than drawing additional amounts under the Existing Credit Facility in the Ordinary Course of Business, or otherwise permit to be created any Encumbrance (other than Permitted Encumbrances) on any assets of AIF other than in the Ordinary Course of Business;
(xi)    amend, alter or waive the AIF Advisory Contract in a manner that alters the investment advisory and/or investment management fees payable by AIF to Willow or that otherwise causes the AIF Advisory Contract to be terminated or not renewed; or
(xii)    agree to take any of the foregoing actions.
(b)    Nothing contained in this TSA shall be construed to give to MLM, directly or indirectly, rights to control or direct the business or operations of Willow prior to the Closing in violation of applicable Laws. Prior to the Closing, Willow shall exercise, subject to and consistent with the terms and conditions of this TSA, complete control and supervision of the operations of its business.
(c)    Willow shall provide to MLM reasonable advance notice of, and subject to applicable Law, use commercially reasonable efforts to permit MLM to participate in, any telephonic, video or in person meetings between Willow, AIF or their respective Affiliates, on the one hand, and any activist shareholder that is invested in AIF or any other shareholder of AIF holding five percent (5%) or more of the outstanding equity interests of AIF, on the other hand (it being acknowledged and agreed that Willow shall be permitted to answer unsolicited calls from any AIF Investor); provided that, to the extent not prohibited by Law or Contract, Willow shall reasonably promptly thereafter provide MLM with a summary (either written or oral) of any communication with an AIF Investor relating to the transactions contemplated by this TSA or the Acquisition Agreement in which MLM did not participate. In addition, Willow shall not, and shall not cause AIF to, initiate or consummate any tender offer or other action (including commencing or settling any actual or threatened Proceeding) to respond to, or deal with, any activist shareholder of AIF without MLM’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding this Section 7.2(c), Willow shall (i) at all times prior to Closing retain control and decision making authority with respect to communications between Willow, AIF or their respective Affiliates, on the one hand, and any activist shareholder that is invested in AIF or any other AIF Investor, on the other hand, and (ii) not be required to forgo any communications with any AIF Investor in the event such shareholder informs Willow in writing that it does not wish to involve MLM in such communications.
Section 7.3     Consents and Filings. Subject to the terms and conditions provided in this Section 7.3, Willow shall, and shall cause its Affiliates to, and MLM shall, and shall cause its Affiliates to, use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this TSA and, subject to the terms and conditions of this TSA, reasonably to cooperate with each other in connection with the foregoing, including to: (a) subject to clause (b) below, obtain all

Governmental Authorizations that are required to be obtained under any Law; (b) as promptly as practicable, effect all necessary registrations and filings including filings and submissions of information requested or required by any Governmental Authority; and (c) satisfy all conditions precedent to the other Party’s obligation or to the Parties’ mutual obligation to consummate the transactions contemplated by this TSA set forth in ARTICLE VIII, as applicable. Notwithstanding the foregoing, no Party shall have any obligation to waive any condition to Closing.
Section 7.4    Public Announcements. Each Party agrees not to issue any press release or make any other public announcement relating to this TSA or the transactions contemplated herein without the prior written approval of each other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except that Willow and MLM, and their respective Affiliates (including, for the avoidance of doubt, Mount Logan Capital, Inc.), each reserves the right, without any other Party’s prior consent, to make any public disclosure that it or its applicable Affiliate reasonably determines in good faith is required by applicable Laws, including any required filing with or submission to the U.S. Securities and Exchange Commission (including any Current Report on Form 8-K or any other report, schedule, registration statement or other document required to be filed under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder), or securities listing standards or exchange requirements (including the rules and regulations of any national securities exchange on which the shares of such Party or its Affiliates are listed or traded) in which case the disclosing Party or its applicable Affiliate shall use commercially reasonable efforts to provide advance written notice and consultation with the non-disclosing Parties prior to making the disclosure to the extent reasonably practicable given the applicable filing deadline, and with such reasonable prior notice to permit the other Party to make any similar disclosures related thereto, if applicable and possible.
Section 7.5    Board of Directors Approval. Without limiting the generality of Section 7.3, as promptly as practicable following the date of this TSA, Willow (in the case of AIF) and MLM (in the case of SOFIX) shall (a) advise the AIF Board and the SOFIX Board, respectively, of the transactions contemplated by the Acquisition Agreement, including the rationale therefor and the expected benefits to shareholders therefrom, (b) provide the SOFIX Board and the AIF Board, respectively, (and shall cooperate with each other in connection with any reasonable requests for information from either board) with all such information regarding the transactions contemplated by the Acquisition Agreement and the terms thereof as each may require or reasonably request (including information regarding (i) AIF or SOFIX and the financial condition thereof, (ii) the investment adviser to SOFIX and the terms of any proposed investment advisory, distribution and other arrangements relating to the operations of SOFIX post-reorganization, (iii) the terms of the arrangements between MLM and Willow and (iv) any other diligence matters either the AIF Board or the SOFIX Board may require), and (c) seek approval, to the extent not already obtained, of the Acquisition Agreement by the AIF Board and the SOFIX Board, respectively, and all other necessary approvals to proceed with the transactions contemplated by the Acquisition Agreement. Each of Willow and MLM shall support AIF and SOFIX in preparing, negotiating, executing and delivering the Acquisition Agreement to the extent not already executed.

Section 7.6    Shareholder Meeting. Without limiting the terms and conditions of the Acquisition Agreement, Willow shall: (a) cause AIF to take the actions set forth in Section 5.5 (Shareholder Meeting) of the Acquisition Agreement and (b) take all such actions, and shall cause its Affiliates to take such actions, reasonably necessary or appropriate in furtherance of the obligations and actions of AIF set forth set forth in Section 5.5 (Shareholder Meeting) of the Acquisition Agreement.
Section 7.7    Preparation of the N-14 and the Proxy Statement/Prospectus.
(a)    Following the date hereof, Willow shall, with the assistance of counsel, prepare and file with the SEC, as promptly as practicable, a joint proxy statement/prospectus (the “Joint Proxy Statement / Prospectus”) to be sent to the AIF Investors relating to a meeting of such AIF Investors for the purpose of seeking shareholder approval required for the consummation of the AIF Transaction, and MLM shall, with the assistance of counsel, prepare and file with the SEC, as promptly as practicable a registration statement on Form N-14 (the “Form N-14”) to be filed with the SEC by SOFIX in connection with the registration of the shares of SOFIX to be issued in the AIF Transaction, which shall include the Joint Proxy Statement / Prospectus. Willow and its Affiliates shall, and shall direct their respective advisers to, cooperate with MLM, its Affiliates and their respective advisers and shall furnish to MLM, its Affiliates and their advisers such information and assistance as MLM, its Affiliates and their advisers may reasonably request in connection with the preparation and filing of the Form N-14 and the distribution of the Joint Proxy Statement / Prospectus. Each of MLM and Willow shall (A) cause the Form N-14 and the Joint Proxy Statement / Prospectus to comply with all applicable rules and regulations promulgated by the SEC; (B) have the Form N-14 declared effective as promptly as practicable after the filing thereof (including by responding to comments from the SEC); (C) prior to the Form N-14 becoming effective, take all actions reasonably required under applicable Law in connection with the issuance of the shares of SOFIX in the AIF Transaction; and (D) as promptly as practicable after the Form N-14 is declared effective, Willow shall cause the Joint Proxy Statement / Prospectus to be distributed to the AIF Investors, and in all events, not less than five (5) Business Days thereafter, and (E) keep the Form N-14 effective as long as necessary to consummate the AIF Transaction. Willow acknowledges and agrees that it will cause AIF to bear all fees and expenses associated with the preparation, filing and clearance of the Registration Statement, including SEC filing fees, printing, mailing and related professional fees and expenses.
(b)    Each of MLM and Willow shall procure the furnishing of all information as may be reasonably requested by the other Party in connection with any prospectus supplement, additional proxy materials, or any other filing required to be made by or on behalf of AIF or SOFIX in connection with the AIF Transaction. MLM shall ensure that no filing of, or amendment or supplement to, the Form N-14 will be made, and each of MLM and Willow shall ensure that no filing of, or amendment or supplement to, the Joint Proxy Statement / Prospectus will be made, in each case without providing the other Party (and its counsel) with a reasonable opportunity to review and comment thereon. Prior to the consummation of the AIF Transaction, (i) each of MLM and Willow shall promptly notify the other Party upon becoming aware of any information relating to SOFIX (in the case of MLM), AIF (in the case of Willow), or any of their respective Affiliates, directors or officers, which information should be set forth in an amendment or supplement to the Form N-14 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) MLM or Willow (as the case may be) shall promptly procure the preparation of an appropriate amendment or supplement describing such information, the filing thereof with the SEC and, to the extent required by applicable Law, the distribution thereof to the respective applicable shareholders. Subject to applicable Law, (y) MLM shall promptly notify Willow of any stop order or suspension being issued with respect to the qualification of SOFIX shares issuable in connection with the AIF Transaction for offering or sale in any jurisdiction, any comments being received from the SEC or any requests being received from the SEC for amendments or supplements to the Form N-14 or for additional information and (z) each of MLM and Willow shall promptly supply the other Party with copies of all material correspondence between either Party or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Joint Proxy Statement / Prospectus, the Form N-14 or the AIF Transaction.
(c)    Subject to the earlier termination of this TSA or the Acquisition Agreement, in each case in accordance with its terms, Willow shall cause a meeting of the AIF Investors to be duly called and convened by the AIF Board and held as soon as practicable and advisable following the effectiveness of the Form N-14 for the purpose of considering and voting on the matters to be adopted or approved in connection with the consummation of the AIF Transaction. Willow, in consultation with MLM, shall (i) use commercially reasonable efforts to cause AIF to set a record date for Persons entitled to notice of, and to vote at, the AIF shareholder meeting, and (ii) use commercially reasonable efforts to ensure that such record date not be changed or AIF shareholder meeting be adjourned or otherwise postponed or delayed (unless MLM’s prior written consent has been provided). Unless the AIF Board has made an Acquired Fund Adverse Recommendation Change, Willow shall (A) to the extent consistent with an investment adviser’s fiduciary duties under applicable Law, seek that the AIF Board make the Acquired Fund Recommendation, (B) cause AIF to include the AIF Board Recommendation in the Joint Proxy Statement / Prospectus, and (C) use reasonable best efforts, and cause AIF to use its reasonable best efforts, to solicit proxies from the AIF Investors in favor of the AIF Transaction and all other matters requiring shareholder approval contemplated under the Acquisition Agreement and take, and cause AIF to take, all other action necessary or advisable to obtain such shareholder approval(s). In furtherance of foregoing, Willow shall vote such proxies it is authorized to vote and cooperate with MLM and the proxy solicitor in their efforts to solicit shareholders, in each case in favor of the AIF Transaction and all other matters requiring shareholder approval contemplated under the Acquisition Agreement. Except as expressly permitted in the Acquisition Agreement, Willow shall, to the extent consistent with an investment adviser’s fiduciary duties under applicable Law, procure that from the date of the Acquisition Agreement until the Closing (or the earlier termination of this TSA or the Acquisition Agreement, in each case in accordance with their respective terms), neither the AIF Board nor any committee thereof makes an Acquired Fund Adverse Recommendation Change.

(d)    Willow shall use its reasonable best efforts to hold the shareholder meetings for AIF as soon as practicable and advisable after the date of the effectiveness of the Form N-14 filing.
(e)    Willow covenants and agrees that none of the information regarding Willow, any Affiliate of Willow or AIF supplied or to be supplied by or on behalf of Willow in writing for inclusion in prospectuses, registration statements and proxy statements, including the Form N-14, as amended or supplemented by any amendment or supplement, will, at the respective times such documents are filed with the SEC and distributed to the AIF Investors, or at the time of the meeting of AIF Investors, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(f)    MLM covenants and agrees that none of the information regarding MLM, any of Affiliate of MLM or SOFIX supplied or to be supplied by or on behalf of MLM in writing for inclusion in the Form N-14, as amended or supplemented by any amendment or supplement filed by MLM or SOFIX with the SEC, will, at the respective times such documents are filed with the SEC and distributed to the AIF Investors, or at the time of the meeting of AIF Investors, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 7.8    Exclusivity. Willow agrees that, from the date of this TSA through the Closing Date (or the earlier termination of this TSA in accordance with the terms of this TSA) (the “Exclusivity Period”), Willow shall not, and shall cause its controlled Affiliates and representatives not to, and shall direct AIF not to, and shall not encourage or otherwise recommend that AIF, in each case, directly or indirectly: (a) initiate, solicit, negotiate, knowingly encourage, accept, or otherwise pursue any new or previously existing offer or inquiry from any Person (other than MLM and its Affiliates) (each, a “Third Party”) to engage in any Third Party Transaction; or (b) reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent, or conditional) for, or otherwise attempt to consummate, any Third Party Transaction with a Third Party. Willow (on behalf of itself and its controlled Affiliates and representatives) further agrees that, during the Exclusivity Period, it shall cease and cause to be terminated (and not resumed) any existing discussions or negotiations with any Third Party relating to any Third Party Transaction or any offer or inquiry that would reasonably be expected to lead to a Third Party Transaction.
Section 7.9    Standstill. From the date of this TSA until the date that is six (6) months after the earlier of (a) the Closing or (b) the termination of this TSA in accordance with its terms, Willow shall not (nor shall Willow assist, encourage or participate in efforts by others to), directly or indirectly, (i) acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any beneficial ownership in, or direct or indirect rights to acquire any beneficial ownership in, equity securities of SOFIX or MLCI; (ii) seek or propose to influence or control the management or policies of SOFIX or MLCI, make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the rules of SEC) to vote any voting securities of SOFIX or MLCI, or seek to advise or influence any person with respect to the voting of any voting securities of SOFIX or MLCI; or (iii) form, join, become a member of or in any way participate in, or otherwise encourage the formation of, a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing.
Section 7.10    Further Actions. Subject to the other express provisions of this TSA, upon the request of any Party, each other Party shall execute and deliver to such requesting Party, without additional consideration, such other documents, instruments and agreements as such requesting Party may reasonably require for the purpose of carrying out the intent of this TSA and the transactions contemplated by this TSA.
Section 7.11    Litigation. From the date of this TSA through the Closing Date (or the earlier termination of this TSA in accordance with its terms), and to the extent permitted by applicable Law, Willow shall notify MLM promptly of any Proceeding that Willow has knowledge of that is commenced against or threatened in writing against Willow or AIF relating to this TSA, the Acquisition Agreement or the transactions contemplated herein or therein, or that otherwise would reasonably be expected to be material with respect to the AIF Materials or AIF. Without limiting the foregoing, with respect to any Proceeding brought or threatened by a shareholder or putative shareholder of AIF, Willow shall, and shall cause AIF to: (a) give MLM a reasonable opportunity to participate in the defense of any such Proceeding at its own cost, (b) keep MLM reasonably apprised of the proposed strategy and other material decisions with respect to any such Proceeding, and provide MLM with the opportunity to consult with Willow and AIF, as applicable, regarding the defense of any such Proceeding, in each case subject to Willow or AIF, as applicable, retaining control over the defense in, and any strategy and decisions relating to, any such Proceeding, and (c) not settle any such Proceeding without the prior written consent of MLM (which consent shall not be unreasonably withheld, delayed, or conditioned).
Section 7.12    AIF Financial Statements. Willow shall prepare and deliver copies of the Financial Statements to MLM substantially simultaneously with AIF’s delivery of the calculation of the Closing Acquired Fund Net Asset Value (as such term is defined in the Acquisition Agreement), and in all events not less than two (2) Business Days prior to Closing and substantially simultaneously with AIF’s delivery of the calculation of the Closing Acquired Fund Net Asset Value (as such term is defined in the Acquisition Agreement). Following delivery in accordance with the foregoing, such Financial Statements may only be updated with the prior written consent of MLM. Willow shall, and shall cause its Representatives to, prepare the Financial Statements consistent with the representations of AIF set forth in Section 4.1(m) of the Acquisition Agreement.

ARTICLE VIII.
CONDITIONS PRECEDENT
Section 8.1    Conditions Precedent to Obligations of MLM. The obligations of MLM to complete the transactions provided for herein shall be subject to the satisfaction of the following conditions:
(a)    The representations and warranties of Willow (other than representations and warranties in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.1(g) and 6.1(h)) shall be true and correct in all material respects as of the date of this TSA and as of the Closing Date (other than any such representation or warranty that speaks only as of the date of this TSA or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date) without giving effect to any “materiality” qualification or exception contained therein. The representations and warranties Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.1(g) and 6.1(h) shall be true and correct in all respects as of the date of this TSA and as of the Closing Date (other than any such representation and warranty speaks only as of the date of this TSA or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date);
(b)    Willow shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this TSA to be performed or complied with by Willow, at or before the Closing Date;
(c)    Since the date of this TSA, there shall not have occurred any Material Adverse Effect;
(d)    Certified copies of the duly adopted resolutions evidencing the approval of the TSA, the Acquisition Agreement and the transactions contemplated hereby and thereby by the board of directors and equityholders of Willow, certified by an officer of Willow shall have been delivered to MLM; and
(e)    Each of the conditions to closing of the AIF Transaction set forth in the Acquisition Agreement shall have been satisfied or validly waived in accordance with the terms of such definitive documentation.
Section 8.2    Conditions Precedent to Obligations of Willow. The obligations of Willow to complete the transactions provided for herein shall be subject to the satisfaction of the following conditions:
(a)    The representations and warranties of MLM (other than representations and warranties in Section 6.2(a), 6.2(b) and 6.2(h)) shall be true and correct in all material respects as of the date of this TSA and as of the Closing Date (other than any such representation or warranty that speaks only as of the date of this TSA or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date) without giving effect to any “materiality” qualification or exception contained therein. The representations and warranties in Section 6.2(a), 6.2(b) and 6.2(h) shall be true and correct in all respects as of the date of this TSA and as of the Closing Date (other than any such representation and warranty speaks only as of the date of this TSA or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date); and
(b)    MLM shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this TSA to be performed or complied with by MLM, at or before the Closing Date.
Section 8.3    Other Conditions Precedent. The respective obligations of each of MLM and Willow to consummate the transactions contemplated by this TSA is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by MLM or Willow, in whole or in part, acting together):
(a)    Immediately prior to and as of the Closing, no action, suit or other Proceeding shall be pending before any court or Governmental Authority in which it is sought to restrain or prohibit, or make illegal, this TSA or the transactions contemplated herein; and
(b)    The Form N-14 shall be declared effective under the Securities Act, and the Form N-14 shall not have been withdrawn. No stop order suspending the effectiveness of the Form N-14 shall have been issued, and no Proceedings for that purpose shall have been initiated or threatened, by the SEC.
ARTICLE IX.
TERMINATION
Section 9.1    Termination. This TSA may, by written notice given before the Closing, be terminated:
(a)    by mutual written consent of Willow and MLM;
(b)    by MLM (so long as MLM is not then in material breach of any of its representations, warranties or covenants, contained in this TSA unless such breach was primarily or principally caused by Willow’s breach of any of its representations, warranties or covenants contained in this TSA) if there has been a breach of any of Willow’s representations, warranties or covenants contained in this TSA, which would result in the failure of any condition set forth in Section 8.1(a) or Section 8.1(b), and which breach has not been cured within thirty (30) days after written notice of the breach has been delivered to Willow from MLM or, if earlier, the Termination Date;
(c)    by Willow (so long as Willow is not then in material breach of any of its representations, warranties or covenants, contained in this TSA unless such breach was primarily or principally caused by MLM’s breach of any of its representations, warranties or covenants contained in this TSA) if there has been a breach of any of MLM’s representations, warranties or covenants contained in this TSA, which would result in the failure of any condition set forth in Section 8.2(a) or Section 8.2(b), and which breach has not been cured within thirty

(30) days after written notice of the breach has been delivered to MLM from Willow or, if earlier, the Termination Date;
(d)    by either Willow or MLM, if:
(i)    the Acquisition Agreement is validly terminated prior to the Closing Date in accordance with its terms;
(ii)    the Closing has not occurred on or before December 31, 2026 (the “Termination Date”); provided that (i) the right to terminate this TSA under this Section 9.1(d)(ii) shall not be available to a Party if such Party is in breach of any of its representation, warranty, covenant or other agreement contained herein at the time of such termination that would result in the failure of any condition set forth in ARTICLE VIII and (ii) a Proceeding by the non-terminating party for specific enforcement of the provisions of this TSA in accordance with the terms of this TSA is not pending; or
(iii)    if any Governmental Authority has enacted, issued, promulgated or entered any Law or non-appealable final Judgment or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining, making illegal or otherwise prohibiting the transactions contemplated by this TSA; provided that the right to terminate this TSA under this Section 9.1(d)(iii) shall not be available to a Party that has materially breached any of its representations, warranties, covenants or other agreements contained herein so as to have caused the relevant Governmental Authority to enact, issue, promulgate or enter any such Law or Judgment or other non-appealable action, including any breach by a Party of its obligations under Section 7.3 unless such breach was primarily or principally caused by the other Party’s breach of any of its representatives, warranties or covenants contained in this TSA.
Section 9.2    Effect of Termination.
(a)    In order to effect a termination of this TSA by MLM or Willow pursuant to Section 9.1, written notice thereof shall be given to the other Party, and the transactions contemplated by this TSA shall be abandoned, without further action by any of the Parties effective immediately upon delivery of such written notice (except to the extent a Party has the right under Section 9.1 to cure the basis for such termination, in which case such termination shall become effective upon the expiration of such cure period to the extent such basis remains uncured). If this TSA is terminated pursuant to Section 9.1, this TSA and all rights and obligations of the Parties under this TSA automatically shall end without Liability against any Party or its Affiliates, except that (i) Section 11.1 (Confidentiality), Section 7.4 (Public Announcements), ARTICLE XI (General) (except for Section 11.15 (Specific Performance), other than as related to the other Sections specified in this clause (i)), and this Section 9.2, and the related definitions in ARTICLE I hereto, shall remain in full force and survive any termination of this TSA, and (ii) if this TSA is terminated by a Party in connection with the knowing and intentional breach of this TSA by the other Party, the terminating Party’s right to pursue all legal remedies in respect thereof will survive such termination. For purposes of this TSA, a “knowing and intentional breach” shall mean a material breach of this TSA that is a consequence of an act or omission by the breaching Party with the actual knowledge that such act or omission would, or would reasonably be expected to, cause a material breach of this TSA and such breach would, or would reasonably be expected to prevent the satisfaction of or result in the failure of any condition set forth in ARTICLE VIII hereto.
(b)    For the avoidance of doubt, no termination pursuant to Section 9.1 shall relieve Willow from any liability for any termination fees or expenses payable pursuant to the terms of the Acquisition Agreement.
ARTICLE X.
INDEMNIFICATION; D&O LIABILITIES AND INSURANCE
Section 10.1    Indemnification Obligation.
(a)    Willow agrees to protect, defend, hold harmless and indemnify MLM, BC Partners Advisors L.P., SOFIX and their respective Affiliates and such parties’ respective officers, directors, trustees, employees, shareholders, members, partners, agents, representatives, successors and assigns (the “Mount Logan Indemnified Parties”) from and against any and all Losses resulting from or relating to:
(i)    Willow’s provision of the Transition Services in accordance with the terms hereof;
(ii)    any breach or nonperformance of any provision of this TSA by Willow;
(iii)    any breach of the representations and warranties of Willow made in this TSA or the Acquisition Agreement;
(iv)    breaches of representations and warranties of AIF made in the Acquisition Agreement;
(v)    liabilities of SOFIX as purported successor to AIF arising from, related to or resulting from (A) any action by Willow in connection with the AIF Transaction; (B) any pre-Closing liabilities of Willow; or (C) any pre-Closing liabilities of AIF that are not reflected in the Financial Statements; and
(vi)    any liabilities arising from, related to or resulting from advisory services provided by Willow to AIF; and
(vii)    the matters set forth on Section [●] of the Acquired Fund Disclosures, delivered pursuant to the Acquisition Agreement.
(b)    MLM and SOFIX agree to protect, defend, hold harmless and indemnify Willow and its Affiliates and such parties’ respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (the “Willow Indemnified Parties”) from and against any and all Losses resulting from or relating to: (i) any breach or nonperformance of any provision of this TSA by MLM and (ii) breaches of representations and warranties of MLM made in this TSA.
Section 10.2    Indemnification Procedure. Each of MLM, SOFIX and Willow (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of any claim, action, demand or lawsuit for which the Indemnified Party intends to claim indemnification under this TSA (provided, however, that the failure to give such notice shall not relieve the Indemnifying Party from its obligations under this TSA, except to the extent that the Indemnifying Party is materially prejudiced by such delay). Such notice shall describe the claim, action, demand or lawsuit in reasonable detail, including the amount of the Losses relating thereto (if then quantifiable), the event or occurrence giving rise thereto and the basis for such claim for indemnification. The Indemnifying Party has the right to take control of the defense of all actions that are indemnified against under this TSA; provided, however, that the Indemnifying Party shall not have the right to settle or compromise any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, excluding, however, a compromise or settlement based solely on the payment of money in exchange for a complete release of the Indemnified Party without any further obligations being imposed on the Indemnified Party or any admission of guilt or wrongdoing on the part of the Indemnified Party (which, for the avoidance of doubt, shall not require written consent of the Indemnified Party). The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation and defense of any action covered by this indemnification.
Section 10.3    Survival. Except for the Fundamental Representations and the AIF Fundamental Representations, which shall each survive the Closing and terminate upon the six (6) year anniversary of the Closing Date, all representations and warranties contained in this TSA and the Acquisition Agreement (to the extent such representations and warranties are subject to the indemnities herein) shall survive the Closing and terminate upon the eighteen (18) month anniversary of the Closing Date. All covenants (or portions thereof) and other specified indemnities (including, for the avoidance of doubt, the specific indemnities set forth in Section 10.1(a)(i), Section 10.1(a)(ii), Section 10.1(a)(v), Section 10.1(a)(vi) or Section 10.1(a)(vii)) contained in this TSA that require performance at or prior to the Closing shall not survive, and shall terminate as of, the Closing. All covenants (or portions thereof) contained in this TSA that require performance after the Closing (including without limitation the provisions of this ARTICLE X, as well as covenants concerning the provision of the AIF Materials, Transition Services or License) shall survive the Closing and shall terminate upon the performance thereof or the specific period of time expressly set forth in such covenant. All claims for indemnification under this TSA must be asserted pursuant to a written notice given prior to the expiration of the applicable survival period set forth in this Section 10.3; provided that any representation, warranty or covenant that is the subject of a claim for indemnification which is asserted pursuant to a written notice given within the survival period specified in this Section 10.3 shall survive until, but only for purposes of, the resolution of such claim. The Parties specifically and unambiguously intend that the survival periods that are set forth in this Section 10.3 shall replace any statute of limitations that would otherwise be applicable. Notwithstanding the foregoing or anything in this TSA to the contrary, nothing in this TSA shall limit any rights that may be available to any Party in respect of a claim for Fraud.
Section 10.4    Limitations on Liabilities.
(a)    No indemnification claim for Losses by a Mount Logan Indemnified Party or a Willow Indemnified Party, as applicable, arising under Section 10.1(a)(iii) or Section 10.1(b)(ii) (as applicable), in each case solely with respect to breaches of representations and warranties other than Fundamental Representations under this TSA or the Acquisition Agreement (to the extent indemnified hereunder), shall be asserted unless and until the aggregate amount of such Losses exceeds an amount equal to $50,000 (the “Deductible”), whereupon the applicable Indemnified Party shall be entitled to recover only the amount of such Losses in excess of the Deductible.
(b)    The cumulative indemnification obligations of (i) Willow under Section 10.1(a)(iii) and (ii) MLM under Section 10.1(b)(ii), in each case solely with respect to breaches of representations and warranties other than Fundamental Representations under this TSA or the Acquisition Agreement (to the extent indemnified hereunder), shall not exceed $2,500,000 (the “Cap”).
(c)    The Deductible and Cap shall not apply to (i) breaches of Fundamental Representations or AIF Fundamental Representations; (ii) breaches of covenants or agreements; (iii) the specific indemnities set forth in Section 10.1(a)(i), Section 10.1(a)(ii), Section 10.1(a)(v), Section 10.1(a)(vi) or Section 10.1(a)(vii); or (iv) Fraud.
(d)    Under no circumstances shall any Indemnified Party be entitled to recover any amount in respect of the same loss more than once under this TSA or the Acquisition Agreement.
Section 10.5    Materiality Scrape. For purposes of determining whether there has been a breach of any representation or warranty in Section 6.1 or Section 6.2 or any representation or warranty in the Acquisition Agreement that is indemnified pursuant to Section 10.1, and for purposes of calculating the amount of Losses resulting therefrom, any qualification as to “material,” or “in all material respects,” “Material Adverse Effect,” or similar qualifications in any such representation or warranty shall be disregarded. Notwithstanding the foregoing, any qualification as to “Material Adverse Effect”, “material” or “in all material respects” shall not be disregarded for purposes of Section 6.1(k)(b) and Section 6.1(l)(i).
Section 10.6    Forfeiture of Restricted Shares. In the event that any Losses are payable by Willow to any Mount Logan Indemnified Party pursuant to Section 10.1(a), MLM shall have the right, upon written notice to Willow, at its sole election, to satisfy such Losses (in whole or in part) through the forfeiture of Restricted Shares held by Willow (or its parent). Such forfeiture shall occur no earlier than ten (10) Business Days following delivery of such written notice. The value of any Restricted Shares forfeited pursuant to this Section 10.6 shall be determined based on the volume-weighted average trading price of MLCI common stock for the ten (10) trading days immediately preceding the date of forfeiture.

Section 10.7    D&O Liabilities and Insurance. Willow expressly acknowledges and agrees that pursuant to its indemnity obligation pursuant to Section 10.1(a)(vi), Willow is solely responsible for any Losses in respect of pre-Closing liabilities arising out of or relating to Willow’s provision of advisory and related services to AIF. In furtherance thereof, Willow covenants to MLM that:
(a)    Any existing Willow insurance policies shall be primary and non-contributory for any liabilities in respect of Willow’s advisory services to AIF, and Willow shall take any and all actions with respect to such insurance policies to effectuate the foregoing;
(b)    Willow shall maintain insurance coverage, in form and substance reasonably acceptable to MLM, with a coverage limit of not less than Twenty Million Dollars ($20,000,000) (the “Willow Policies”), and on or prior to the Closing Date, has delivered evidence of payment in full of the Willow Policies;
(c)    Willow shall pay the premiums, fees and expenses required to keep the Willow Policies in effect for not less than six (6) years following the Closing, and shall not permit the Willow Policies to be amended, reduced or terminated without the prior written consent of MLM; and
(d)    Willow shall use its best efforts to recommend to each employee of Willow who enters into employment documentation with MLM or its Affiliates to, in connection therewith, enter into an acknowledgement and waiver of such employee’s right to pursue any indemnification or advancement from MLM or its Affiliates for matters arising from or relating to any pre-Closing matters (and shall look only to Willow or its Affiliates, other than AIF following the Closing, for any indemnification or advancement), and to the extent such employee fails to execute such acknowledgement and waiver, Willow shall bear any Losses of a Mount Logan Indemnified Party in respect thereof. Notwithstanding the foregoing, MLM shall use its commercially reasonable best efforts to include in any employment documentation prepared by MLM and its Affiliates such acknowledgement and waiver.
ARTICLE XI.
GENERAL
Section 11.1    Confidentiality. Each Party acknowledges that it and its Affiliates will have access to confidential and proprietary information concerning the other Party and its Affiliates and their respective customers and businesses in connection with their respective performance or receipt (as applicable) of Transition Services pursuant to this TSA, which information is not available to the public, whether such information is marked as confidential or a reasonable person would know such information to be confidential (“Confidential Information”). At all times during the Service Period and thereafter, the Parties will take commercially reasonable actions to ensure such Confidential Information is not made available to the public or disclosed or made available to any unauthorized Person. Any access to Confidential Information pursuant to this TSA shall be provided upon reasonable notice, during normal business hours, and in a manner that does not unreasonably disrupt the operations of the disclosing Party subject, in each case, to the execution of customary access letters, if required by third parties. The Parties further agree that except as may be required by applicable Law, they will not at any time (during the Service Period or thereafter): (a) disclose to any Person (except to their respective Affiliates and their respective employees, counsel, representatives, designees and permitted subcontractors who require such information in order to perform their duties under this TSA or, in the case of each Service Recipient, to receive the full benefit of the Transition Services it receives, provided, in each case, that such disclosure to any representatives, designees or subcontractors is pursuant to reasonable confidentiality obligations that are at least equivalent to those contained herein), or (b) directly or indirectly make any use of, distribute or make copies of, for any purpose other than those contemplated by the Acquisition Agreement or this TSA, any Confidential Information of the other Party received in connection with the provision or receipt of Transition Services. Notwithstanding the foregoing, information of a Party disclosed to the other Party or its Affiliates shall not be deemed Confidential Information covered by this Section 11.1 to the extent such information (x) becomes known to the public without disclosure by the other Party, their Affiliates or their respective agents and advisors, (y) is disclosed to the other Party by a third party not subject to a confidentiality obligation to the disclosing Party or (z) is independently developed by the other Party without reference to the disclosing Party’s Confidential Information. Notwithstanding the foregoing, the Service Provider and Service Recipients may disclose the Confidential Information of the other in the following circumstances, provided that MLM or Willow, as applicable, shall, to the extent reasonably possible and permitted by applicable Law, first promptly notify the other Party in writing of such intended disclosure and shall reasonably cooperate at the other Party’s reasonable request and expense in seeking any limitations on such disclosure and/or protective measures for disclosed information: (i) in response to a court order or formal discovery request; (ii) if a binding request is made by any Governmental Authority; (iii) as otherwise required by applicable Law; and (iv) to a potential acquiror of or investor in such Party, provided that such potential acquiror or investor is subject to reasonable confidentiality obligations to such Party that are at least equivalent to those contained herein. Notwithstanding anything to the contrary herein, nothing in this TSA shall require a Party to disclose any Confidential Information if such disclosure would, in the reasonable judgment of such Party, (A) violate applicable Law or the provisions of any contract to which such Party is a party, or (B) jeopardize any attorney-client privilege, attorney work product protection or other legal privilege. Each of Willow and MLM is liable to the other Party for any unauthorized use or disclosure of Confidential Information by any of its permitted subcontractors, shall promptly notify the other Party of same and fully cooperate with the other Party to remediate same. No investigation, access to information or disclosure of Confidential Information pursuant to this TSA shall affect or be deemed to modify any representation, warranty, covenant or indemnity obligation of any Party under this TSA or the Acquisition Agreement. Upon demand by the disclosing Party at any time, or upon expiration or termination of the Service Period with respect to any Transition Service, the receiving Party shall promptly return or destroy, at the receiving Party’s option, all Confidential Information; provided that the receiving Party and its representatives shall be permitted to retain Confidential Information to the extent such Confidential Information is “backed up” on its or their (as the case may be) electronic information management and communications systems or servers, is not available to an end user, and cannot be expunged without considerable effort, and, notwithstanding the immediately preceding proviso, the receiving Party and its representatives shall maintain the confidentiality of any such retained record to the same extent as required under this Section 11.1.
Section 11.2    Data Protection. The Parties agree that Willow shall provide the AIF Materials to MLM via a secure file transfer method mutually agreeable to the Parties and that Willow shall thereafter process and maintain a copy of the AIF Materials only to the extent required to comply with this TSA, the Data Processing Agreement (“DPA”) set forth in Schedule 2 to this TSA and/or applicable Law. In connection with the foregoing, notwithstanding Section 11.1, each of Willow and MLM and any other Service Recipient shall: (i) comply with any Data Protection Laws that apply in relation to any Personal Data processed in connection with this TSA (the “Protected Data”); and (ii) observe and comply with the DPA set forth in Schedule 2 to this TSA in connection with the processing of any Protected Data. In the case of any conflict or ambiguity between any of the provisions of the main body of this TSA and the DPA, the DPA shall prevail.
Section 11.3    Relationship of the Parties. The Service Provider, in performance of this TSA, is acting as an independent contractor to the applicable Service Recipient, and not as a partner, joint venturer, fiduciary, trustee or agent. The Parties do not intend to create by this TSA an employer-employee relationship. Each Party retains control over its personnel, and the employees of one Party shall not be considered employees of the other Party. No Party shall be bound by any representation, act or omission of the other Party. No Party has any right, power or authority to create any obligation, express or implied, on behalf of the other Party.
Section 11.4    Survival. ARTICLE I, the last two sentences of Section 3.6, ARTICLE V, ARTICLE X, and this ARTICLE XI, and any other provisions of this TSA that by their nature are necessary to survive the expiration or termination of this TSA, shall survive the expiration or termination of this TSA; provided that (a) ARTICLE V shall not survive following the full payment of all Fees owed under the TSA at the time of the termination and (b) if this TSA is terminated pursuant to Section 9.1(a) prior to Closing, the terms of Section 9.2 shall supersede this Section 11.4.
Section 11.5    Amendment and Modifications. This TSA may be amended, restated or supplemented or otherwise modified only in a writing signed by all Parties hereto.
Section 11.6    Waiver. A waiver of any breach or failure to enforce any of the terms or conditions of this TSA shall not in any way affect, limit or waive any Party’s rights at any time to enforce strict compliance thereafter with every term or condition of this TSA. Any extension, waiver or consent with respect to any provision of this TSA (including any waiver of any inaccuracy in any representation or warranty, or any failure to comply with any covenant or condition) shall be valid only if expressly set forth in a written instrument signed by the Party against whom such extension, waiver or consent is to be effective. No such extension, waiver or consent shall apply to any obligation, representation, warranty, covenant, condition, time for performance or other provision of this TSA other than that which is expressly specified in such written instrument. No failure or delay by any Party in exercising any right, power or remedy under this TSA shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the Parties shall be deemed to constitute a waiver of any right or remedy hereunder. Except as otherwise expressly provided in this TSA, all rights and remedies of the Parties under this TSA are cumulative and not exclusive of any rights or remedies provided by Law or in equity.
Section 11.7    Notices. Any notice, report, statement or demand required or permitted by any provisions of this TSA shall be in writing and shall be given by electronic delivery (i.e., e-mail) (provided that no bounce-back or delivery failure notice is received), personal service or prepaid or certified mail addressed as follows:
if to MLM, to:
Mount Logan Management, LLC
650 Madison Avenue, 3rd Floor
New York, New York 10022
Attention:    Brandon Satoren
Email:     brandon.satoren@bcpartners.com

With copies (which shall not constitute notice) to:
Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention:     Kenneth E. Young and Daniel S. Mozes
Email:     ken.young@dechert.com;
daniel.mozes@dechert.com
if to Willow, to:
Willow Asset Management LLC
245 Fifth Avenue, Suite 2100
New York, NY 10016
Attention:    Legal Department
Email:     legal@willowwealth.com

With copies (which shall not constitute notice) to:
Nelson Mullins
One PPG Place, Suite 3200
Pittsburgh, PA 15222
Attention:     Todd Gibson
Email:     todd.gibson@nelsonmullins.com
Section 11.8    Entire Agreement. This TSA (including the Schedules hereto) and the Acquisition Agreement constitute the entire agreement and supersede any prior understandings,

agreements or representations by or between the Parties to this TSA, written or oral, with respect to the subject matter thereof.
Section 11.9    Governing Law; Consent to Jurisdiction.
(a)    This TSA, and any controversy or proceeding arising out of, or with respect to this TSA or the transactions contemplated herein, shall be construed in accordance with and governed for all purposes by the internal substantive Laws of the State of Delaware applicable to contracts executed and to be wholly performed within Delaware.
(b)    Any proceeding against the parties arising out of, or with respect to, this TSA shall be brought exclusively in the Court of Chancery in the State of Delaware, New Castle County, or, if such court does not have proper jurisdiction, the United States federal district court or any other state court sitting in the State of Delaware, New Castle County, (the “Designated Courts”), and the parties hereto accept the exclusive jurisdiction of the Designated Courts for the purpose of any proceeding. Each party hereto agrees that service of any process, summons, notice, or document by U.S. registered mail addressed to such party in accordance with Section 11.7 shall be effective service of process for any action, suit, or proceeding brought against such party in any such court. Willow hereby designates the individual(s) listed in Section 11.7 to whom notice may be given on behalf of Willow as its true and lawful agent upon whom may be served any lawful process in any proceeding instituted by or on behalf of MLM. The MLM hereby designates the individual(s) listed in Section 11.7 to whom notice may be given on behalf of the MLM as its true and lawful agent upon whom may be served any lawful process in any proceeding instituted by or on behalf of Willow. Each party hereto agrees that a final, non-appealable judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.
(c)    In addition, each party hereto hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this TSA in any Designated Court or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any proceeding brought in the Designated Courts has been brought in an inconvenient forum.
(d)    EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS TSA OR THE TRANSACTIONS CONTEMPLATED BY THIS TSA OR THE ACTIONS OF ANY PARTY TO THIS TSA IN NEGOTIATION, EXECUTION AND DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS TSA.
Section 11.10    Assignment; No Third Party Beneficiaries.
(a)    This TSA shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Notwithstanding the foregoing, MLM may, without the prior written consent of Willow, assign or transfer this TSA (or any of MLM’s rights or obligations hereunder), in whole or in part, to: (i) any Affiliate of MLM (including MLCI and their respective direct or indirect subsidiaries), provided that MLM shall remain liable for the performance of all of its obligations hereunder unless and until such Affiliate has assumed in writing all of such obligations; (ii) any Person that acquires (by asset purchase, equity purchase, merger, consolidation, statutory conversion, reorganization or otherwise) all or any portion of the business, operations or assets of MLM, MLCI or their respective Affiliates, provided that such assignment shall not increase, expand or alter Willow’s obligations under this TSA beyond those that exist immediately prior to such assignment; or (iii) any Person that acquires all or substantially all of the assets or business of MLM by operation of law.
(b)    Except for each of the Mount Logan Indemnified Parties (including, for the avoidance of doubt, MLCI and BC Partners Advisors L.P.) and Willow Indemnified Parties, each of whom are express third-party beneficiaries of this TSA, nothing expressed or referred to in this TSA shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any legal or equitable right, remedy or claim under or with respect to this TSA.
Section 11.11    Severability. If any provision of this TSA is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this TSA remain in full force and effect if the essential terms and conditions of this TSA for each party remain valid, binding and enforceable. If any provision of this TSA (or any portion thereof) is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this TSA so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent legally permissible.
Section 11.12    Counterparts and Electronic Signatures. The Parties hereto may execute this TSA in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This TSA is effective upon delivery of one executed counterpart from each party to the other Party. The signatures of both parties need not appear on the same counterpart. The execution of counterparts by electronic signature or delivery of duly executed counterparts by electronic transmission is as effective as signing and delivering the counterpart in person.
Section 11.13    No Right of Set-Off. No Party shall have any right under this TSA to offset any amounts owed (or to become due and owing) to the other Party, whether under this TSA, the Acquisition Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other Party, except as mutually agreed to between the Parties in writing (email being sufficient).
Section 11.14    Headings. The Article and Section headings contained in this TSA are for reference purposes only and shall not affect in any way the meaning and interpretation of this TSA.

Section 11.15    Specific Performance. The Parties hereto acknowledge and agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not fully and timely perform its obligations under or in connection with this TSA in accordance with the terms of this TSA. Each Party acknowledges and agrees that the other Party shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this TSA and to seek to enforce specifically the terms and provisions of this TSA, without proof of damages and without posting a bond, this being in addition to any other remedy to which the other Party is entitled under this TSA.
Section 11.16    Interpretation. In the negotiation of this TSA, each party has received advice from its own attorneys. The language used in this TSA is the language chosen by the parties to express their mutual intent, and no provision of this TSA shall be interpreted for or against any party because that party or its attorney drafted the provision. When a reference is made in this TSA to a party or to a Section, Exhibit or Annex, such reference shall be to a party to, a Section of, or an Exhibit or Annex to, this TSA, unless otherwise indicated.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this TSA to be executed as of the date and year first written above by their respective officers thereunto duly authorized.

MOUNT LOGAN MANAGEMENT, LLC
By:	/s/ Edward Goldthorpe
Name: Edward Goldthorpe
Title: Authorized Signatory

WILLOW ASSET MANAGEMENT LLC
By:	/s/ Mitch Caplan
Name: Mitch Caplan
Title: Authorized Signatory
[Signature Page to Transition Services Agreement]

SCHEDULE 1

THIRD PARTY SERVICE PROVIDERS
1.    None.

SCHEDULE 2

DATA PROCESSING AGREEMENT
This Data Processing Agreement (“DPA”) forms part of and is subject to the Transition Services Agreement (“TSA”), dated as of March 18, 2026, by and between Mount Logan Management LLC and Willow Asset Management LLC (collectively, the “Parties”). All capitalized terms not defined in this DPA shall have the meaning set forth in the main body of the TSA, and if not defined therein, then such terms shall have the meaning ascribed to such terms in the Acquisition Agreement.
ARTICLE I.

DEFINITIONS
“CCPA” means the California Consumer Privacy Act of 2018, Cal. Civil Code § 1798.100 et seq., as amended, and its implementing regulations.
“Controller” means the natural or legal person, public authority, agency or other body which, alone or jointly with others, determines the purposes and means of the Processing of Personal Data. For purposes of this DPA, Controller includes a Business as defined in the CCPA.
“Data Breach” means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Service Recipient Personal Data. For the avoidance of doubt, Data Breach includes a breach in security resulting in unauthorized access to a “customer information system” as such term is defined in Data Protection Laws.
“Data Protection Laws” means all applicable law and regulation relating to privacy, data protection, data transfer, the Processing or security of Personal Data, data breaches and marketing, including the CCPA, Gramm-Leach-Bliley Act and Regulation S-P, Personal Information Protection and Electronic Documents Act (Canada), European Data Protection Laws, and U.S. Privacy Laws insofar as they apply, each as may be amended, updated or replaced from time to time.
“Data Subject” means an identified or identifiable living individual to whom Personal Data relates.
“European Data Protection Laws” means the GDPR, UK GDPR and/or the Swiss FADP.
“GDPR” means the General Data Protection Regulation (EU) 2016/679 as implemented and supplemented in each European Economic Area member state, as applicable.

“Personal Data” means any information (i) relating to an identified or identifiable individual, or (ii) that is defined as “customer information,” “nonpublic personal information,” “personal data,” “protected health information” or “personal information” under Data Protection Laws.
“Process (and its derivatives)” means any activity that involves the use of Personal Data, including any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
“Processor” means a natural or legal person, public authority, agency or other body which processes Personal Data on behalf of the Controller. For purposes of this DPA, a Processor includes a Service Provider as defined in the CCPA.
“Sale, Sell or Selling, and Share or Sharing” have the meaning given to them in the CCPA.
“Service Recipient Personal Data” means any Personal Data processed on behalf of a Service Recipient pursuant to or in connection with the TSA or this DPA.
“Subprocessor” means any person appointed by or on behalf of a Service Provider to process Service Recipient Personal Data.
“Supervisory Authority” means any local, national or multinational agency, department, official, parliament, public or statutory person or any government or professional body, regulatory or supervisory authority, board or other body responsible for administering Data Protection Laws.
“Swiss FADP” means the revised Swiss Federal Act on Data Protection of 25 September 2020.
“U.S. Privacy Laws” mean Colorado Privacy Act, Colorado Rev. Stat. §§ 6-1-1301 to 6-1-1313, Connecticut Personal Data Privacy and Online Monitoring Act, Public Act No. 22-15), Utah Consumer Privacy Act (Utah Code Ann. §§ 13-61-101 to 13-61-404), Virginia Consumer Data Protection Act, Virginia Code Ann. §§ 59.1-575 to 59.1-585 and/or other applicable U.S. state privacy laws.
“UK GDPR” means the UK version of the GDPR which is part of UK law by virtue of the European Union (Withdrawal) Act 2018, as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019, and as supplemented by the Data Protection Act 2018.

ARTICLE II.

APPLICABILITY
Section 2.1.    Article III of this DPA applies to any Processing of Service Recipient Personal Data.
Section 2.2.    Article IV of this DPA applies to any Processing of Service Recipient Personal Data that is subject to the CCPA.
ARTICLE III.

GENERAL PROVISIONS
Section 3.1.    The Parties acknowledge that they do not and shall not process any Personal Data subject to any European Data Protection Laws. The Parties acknowledge that for the purposes of the Data Protection Laws, each Service Recipient is a Controller and the Service Provider is a Processor in respect of the Processing of Service Recipient Personal Data by the Service Provider. Each Service Recipient and Service Provider shall comply with all Data Protection Laws applicable to it in relation to (i) each Party’s respective processing of Service Recipient Personal Data and (ii) the provision of services under the TSA. For the avoidance of doubt, the Service Recipient acknowledges and agrees that the Service Provider has no duty to investigate the completeness, accuracy or sufficiency of any instructions received by the Service Provider from a Data Subject after Closing, except to the extent expressly required under the Acquisition Agreement, this TSA, the DPA or applicable Laws.
Section 3.2.    The Service Provider shall comply with the following requirements:
(a)    Purposes for Processing. Process Service Recipient Personal Data only for the purpose of fulfilling its obligations set out in, and in accordance with, the provisions of the TSA and/or this DPA or otherwise on the written instructions of the Service Recipient, except where otherwise required by applicable Laws in which case the Service Provider shall notify the Service Recipient in advance of such requirement unless prohibited by such Laws, it being understood for the avoidance of doubt that the Service Recipient retains control of the Service Recipient Personal Data and the obligation to be responsible for its compliance obligations under applicable Laws, including without limitation, providing any required notices and obtaining any consents after the Closing Date, except as expressly set forth in the Acquisition Agreement, the TSA or this DPA or as required by applicable Laws;
(b)    Confidentiality. Ensure that individuals acting on behalf of the Service Provider or a Subprocessor who need to have access to the Service Recipient Personal Data have committed themselves to confidentiality and other obligations at least as restrictive as set forth in this TSA (including, this DPA) or are under an appropriate statutory obligation of confidentiality;

(c)    Security. Ensure that it has in place reasonably appropriate technical and organizational measures to provide an appropriate level of security for, and designed to protect against unauthorized access to or use of, Service Recipient Personal Data.
(d)    Data Breach Notification and Response.
(i)    Notify the Service Recipient in writing of a Data Breach promptly without undue delay, and in any case within seventy-two (72 hours), after becoming aware of such Data Breach. Such notification shall provide reasonable and timely information as required by the Service Recipient to fulfil its reporting obligations under Data Protection Laws (and in accordance with the timescales required thereby), including to the extent available, the nature of the Data Breach, the approximate number of Data Subjects concerned, the categories of Personal Data affected thereby and the magnitude and likely consequences thereof. The Service Provider shall provide periodic written updates to the Service Recipient after additional information becomes available to the Service Provider;
(ii)    In respect of a Data Breach: (A) take commercially reasonable and appropriate measures to investigate the circumstances and case of such Data Breach and to remedy or mitigate its effects; and (B) provide the Service Recipient with reasonable cooperation with respect to any investigation regarding the Data Breach by the Service Recipient or any Supervisory Authority;
(e)    Data Subject Requests; Inquiries and Complaints. Provide all commercially reasonable and timely assistance (including by implementing appropriate technical and organizational measures to the same extent as Service Provider would for its own Personal Data unless another standard is expressly set forth in the Acquisition Agreement, TSA or this DPA) to the Service Recipient to enable the Service Recipient to respond to: (i) any request from a Data Subject to exercise any of his or her rights under Data Protection Laws (including rights of access, correction, objection, erasure and data portability, as applicable); and (ii) any other correspondence, inquiry, order or complaint received from a Data Subject or Supervisory Authority in connection with the Processing of Service Recipient Personal Data. In the event that any such request, correspondence, inquiry, order or complaint is made directly to the Service Provider (or any Subprocessor which Service Provider becomes aware of), the Service Provider shall inform the Service Recipient thereof, providing details of the same and, refrain from, or use commercially reasonable efforts to cause the applicable Subprocessor to refrain from, responding to the foregoing (unless for the limited purpose of informing the Data Subject that their request has been forwarded to the Service Recipient or to acknowledge receipt of their request) except upon written instructions from the Service Recipient or as required under applicable Laws (in which case, the Service Provider shall notify the Service Recipient of such requirement);
(f)    DPIAs. To the extent required by applicable Data Protection Law, provide commercially reasonable assistance and information to the Service Recipient in the performance of a data protection impact assessment and any consultation with a Supervisory Authority in respect of the same.

(g)    Deletion or Return of Service Recipient Personal Data. At the written direction of the Service Recipient, delete or return to the Service Recipient all Service Recipient Personal Data (and delete copies thereof) on termination of the Service Period with respect to any Transition Service, except that the Service Provider shall be entitled to retain copies of all such documentation as required in order to comply with applicable Law.
(h)    Information and Audits.
(i)    At least once per Service Period, and otherwise as may be required by Data Protection Laws or a Supervisory Authority, the Service Provider will conduct an audit of its processing practices and information technology and information security controls for all facilities and systems used or relied upon in its Processing of Service Recipient Personal Data in order to demonstrate its compliance with this DPA and Data Protection Laws, including but not limited to, obtaining a network-level vulnerability assessment performed by a recognized third-party audit firm based on recognized industry standards and such other assessments that may be required by applicable Law;
(ii)    Upon the Service Recipient’s written request, the Service Provider will, solely through the Service Recipient’s compliance officer or outside general legal counsel, promptly make any such audit reports that relate to (A) the information technology systems used to store the AIF Materials or (B) the information technology systems relied upon under the TSA to provide the Services, available to the Service Recipient for review; provided, however, that the Service Recipient will treat such audit reports as the Service Provider’s Confidential Information. Notwithstanding the forgoing, the Service Provider shall have no obligation to provide, and expressly excludes from this obligation, any audit report or portion thereof that relates to any information technology systems that do not store or use the AIF Materials and are not relied upon to provide the Services under the TSA, including, without limitation, any penetration test report relating solely to such excluded systems.
(iii)    The Service Provider will promptly and reasonably address and remediate any issues, concerns, or exceptions noted in such audits, including through the development and implementation of a commercially reasonable corrective action plan.
(i)    Subprocessors. The Service Provider may continue to use those Subprocessors currently engaged by the Service Provider as of the date hereof, as set forth in Schedule 1. In addition:
(1)    Each Service Recipient authorizes each Service Provider to engage additional Subprocessors, subject to the Service Provider giving the Service Recipient at least five (5) business days’ prior written notice of such intended engagement (including details and location(s) of Processing). The Service Recipient has the right to object to any such engagement within five (5) Business Days of receipt of such notice. If no objection is made, the engagement shall be deemed approved. If an objection is made, the Service Provider shall not engage that proposed Subprocessor until it has taken reasonable steps to address the objections raised by the Service Recipient and has provided the Service Recipient with a reasonable written explanation of the steps taken;
(2)    In the event that an engagement is approved, the Service Provider shall put in place written terms with such Subprocessor that are equivalent to those in this DPA and otherwise meet the requirements of the Data Protection Laws. As between the Service Recipient and the Service Provider, the Service Provider shall remain fully liable for all acts or omissions of any Subprocessor appointed by it pursuant to this clause;
Section 3.3.    On request by the Service Provider, a Service Recipient shall pay to the Service Provider a reasonable fee for Service Provider’s time spent and reimburse any third-party costs incurred by the Service Provider in connection with any assistance or cooperation required by the Service Recipient under this DPA.
ARTICLE IV.

CCPA
Section 4.1.    This Article IV applies to any Processing of Service Recipient Personal Data that is subject to the CCPA.
(a)    Limitations on Processing. Each Service Provider is prohibited from (i) Selling or Sharing Service Recipient Personal Data; (ii) retaining, using, or disclosing Service Recipient Personal Data for any purpose other than for providing the Transition Services or otherwise in accordance with this DPA or applicable Law; (iii) retaining, using, or disclosing Service Recipient Personal Data outside of the direct business relationship between the Parties, except where permitted by the CCPA, this DPA, or applicable Law; and (iv) combining Service Recipient Personal Data obtained from, or on behalf of, sources other than the Service Recipient with Personal Data obtained from other another person or collected from the Service Provider’s own interaction with a Data Subject, except as permitted under the CCPA, this DPA or applicable Law.
(b)    Sale and Sharing of Service Recipient Personal Data. The Parties acknowledge and agree that the Service Provider’s Processing of Service Recipient Personal Data does not constitute the Service Recipient Selling Service Recipient Personal Data to, or Sharing Service Recipient Personal Data with, the Service Provider.
(c)    Deletion Requests. If the Service Provider is required to delete Service Recipient Personal Data in response to a Data Subject request, the Service Provider shall delete, or enable the Service Recipient to delete, such Service Recipient Personal Data and will notify and direct its Subprocessors to delete such Service Recipient Personal Data, unless doing so would involve disproportionate effort.
(d)    Compliance Notification. The Service Provider shall notify the Service Recipient if it determines that it can no longer meet its obligations under the CCPA.

IN WITNESS WHEREOF, the Parties have caused this DPA to be executed as of the date and year first written above by their respective officers thereunto duly authorized.

MOUNT LOGAN MANAGEMENT, LLC
By:	/s/ Edward Goldthorpe
Name: Edward Goldthorpe
Title: Authorized Signatory

WILLOW ASSET MANAGEMENT LLC
By:	/s/ Mitch Caplan
Name: Mitch Caplan
Title: Authorized Signatory

[Signature Page to Data Processing Agreement]

EXHIBIT A

RESTRICTED SHARE SUBSCRIPTION AGREEMENT
See attached.
Restricted Share Letter Agreement
[●], 20261
Willow Asset Management LLC
245 Fifth Avenue, Suite 2100
New York, NY 10001
Ladies and Gentlemen:
This letter agreement (this “Letter Agreement”) is being entered into by and between Mount Logan Capital, Inc., a Delaware corporation (“MLCI”) and Willow Asset Management LLC, a Delaware limited liability company (“Willow”) in furtherance of that certain Transition Services Agreement, dated as of March 19, 2026 (the “Agreement”) by and between Mount Logan Management, LLC, a Delaware limited liability company (“MLM”) and Willow. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
Pursuant to, and in full satisfaction of MLM’s liabilities and obligations under Section 5.1(b) of the Agreement, Willow is hereby issued [●]2 shares of common stock, $0.001 par value per share, of MLCI (the “Shares”). The Shares will be issued, subject to the terms and provisions of this Letter Agreement, into Willow’s name in book-entry registration form. Book-entry is a system whereby your ownership is duly recorded and no physical stock certificate is delivered. At all times you will be the registered owner of the Shares, subject to the terms and conditions of this Letter Agreement. The certificate(s), if any, representing the Shares shall be physically or electronically legended, as applicable, as to sale, transfer, assignment, pledge or other encumbrances as follows:
"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE
1     Note to Draft: Date of Letter Agreement to be filled in when Letter Agreement is delivered at Closing.
2     Note to Draft: Pursuant to Section 5.1(b) of Agreement, number of shares will be inserted equal to shares with an aggregate value of $1 million, measured as of issuance on the Closing Date.

SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION."
The certificate(s), if any, representing the Shares shall be held in escrow until the termination of the restrictions set forth in the covenants set forth herein.
Representations and Warranties of Willow
In connection with MLCI’s transfer of the Shares to Willow, Willow hereby makes the representations and warranties set forth on Annex A attached hereto and incorporated herein by reference. Willow acknowledges that MLCI is relying on such representations and warranties in issuing the Shares to Willow in furtherance of the Agreement, and that such representations and warranties shall survive the Closing.
Representations and Warranties of MLCI
As of the date of this Letter Agreement, MLCI hereby represents and warrants to Willow that: (i) issuance of the Shares has been duly authorized by all necessary corporate action of MLCI, and this Agreement constitutes a valid and binding obligation of MLCI, enforceable against MLCI in accordance with its terms and (ii) the Shares, when issued and delivered in accordance with this Letter Agreement, are duly authorized, validly issued, fully paid and non-assessable, and the issuance of the Shares does not violate any applicable law or MLCI’s organizational documents.
Investor Questionnaire
Willow has completed, executed and delivered the investor questionnaire attached hereto as Annex B (the “Investor Questionnaire”) to MLCI concurrently with the execution and delivery of this Letter Agreement. Willow acknowledges that MLCI is relying on the information provided in the Investor Questionnaire to confirm Willow’s eligibility to receive the Shares pursuant to applicable federal and state securities Laws. Willow agrees to promptly notify MLCI in writing if any information provided in the Investor Questionnaire becomes inaccurate or incomplete at any time prior to the Closing Date.
Agreements of Willow
From the date of this Letter Agreement until [●]3, 2028 (the “Lock-Up Expiration”), Willow shall not, directly or indirectly, offer, sell, transfer, assign, pledge, hypothecate, encumber, or otherwise dispose of (each, a “Transfer”) any Shares or any beneficial interest therein, or enter into any agreement, arrangement, or understanding to do any of the foregoing, without the prior written consent of MLCI, which consent may be withheld in MLCI’s sole and absolute discretion. Any purported Transfer in violation of the foregoing shall be null and void ab initio and of no force or effect. Notwithstanding the foregoing, the restrictions on Transfer shall not apply to (i) a Transfer to any Affiliate of Willow, (ii) Transfers in connection with a merger, consolidation, reorganization or similar transaction involving Willow, or a sale, transfer or disposition of all or substantially all of the assets of Willow or (iii) the pledging of a collateral interest in the Shares to any lender of Willow or its parent company (each a “Permitted
3     Note to Draft: To be 2-year anniversary of Closing Date.

Transfer”); provided that, as a condition precedent to the effectiveness of any such Permitted Transfer (or, in the case of clause (iii), the exercise of any foreclosure right), the proposed transferee shall have executed and delivered to MLCI, prior to or concurrently with the consummation of such Permitted Transfer, a written joinder agreement, in form and substance reasonably satisfactory to MLCI, pursuant to which such transferee agrees to be bound by, and subject to, all of the terms and conditions of this Letter Agreement applicable to Willow with respect to the Shares so transferred. Any Permitted Transfer effected without compliance with this proviso shall be null and void ab initio.
For clarity, prior to the Lock-Up Expiration, Willow shall not, directly or indirectly, engage in any short sale, hedging transaction, or any other transaction (including, without limitation, any put option, call option, swap, collar, or forward contract) with respect to the Shares or any securities convertible into or exchangeable for Shares that has the effect of reducing or limiting Willow’s economic exposure to the Shares.
Prior to the Lock-Up Expiration, Willow further acknowledges and agrees that the Shares may, at the option of MLM, be used to satisfy the indemnification obligations of Willow pursuant to Section 10.6 of the Agreement, including by Transferring Shares in respect thereof to MLM or MLCI (as a forfeiture). In furtherance thereof, Willow hereby authorizes MLCI to instruct its transfer agent to take action with respect to the Transfer or forfeiture of some or all of the Shares, to the extent permitted by, and in accordance with, Section 10.6 of the Agreement.
Willow agrees that it will not Transfer any Shares except in compliance with the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all other applicable federal and state securities Laws and regulations.
Willow further agrees that it will not offer or sell the Shares by means of any general solicitation or general advertising within the meaning of Rule 502(c) under Regulation D, including any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television, radio, or the internet, or any seminar or meeting whose attendees were invited by general solicitation or advertising.
Willow acknowledges that MLCI has entered into the Agreement in reliance upon Willow’s agreement to be bound by such covenants, and that such covenants shall survive the Closing.
Taxes
Willow and MLCI agree that, for U.S. federal income tax purposes, the issuance of the Shares pursuant to this Letter Agreement constitutes, in the year of issuance, compensation for services rendered by Willow in connection with the Agreement. Willow shall report the issuance of the Shares consistently with such treatment on all tax returns and shall not take any contrary position before any taxing authority.
Miscellaneous

Willow must make appropriate arrangements for the payment of any taxes relating to the Shares, including with respect to the Lock-Up Expiration. For the avoidance of doubt, the issuance of the Shares is part of the fees set forth in Section 5.4 (Taxes) of the Agreement and subject to the terms thereof.
This Letter Agreement and the Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.
No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on Willow and each of its successors, heirs, assigns and permitted transferees.
This Letter Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive Laws of another jurisdiction. The parties hereto (i) all agree that any action, Proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of the State of Delaware, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum and (iii) irrevocably and unconditionally waive trial by jury in any legal action or Proceeding relating to this Letter Agreement and for any counterclaim with respect thereto.
Willow agrees and consents to the entry of (i) stop transfer instructions or (ii) instructions concerning Transfers in respect of Section 10.6 of the Agreement, in each case, with MLCI’s transfer agent and registrar against the Shares or securities convertible into or exchangeable or exercisable for Shares, in each case to give effect to the provisions of this Letter Agreement.
Each of the parties hereto agrees and acknowledges that, in the event of any breach of this Agreement by a party of his, her or its obligations under this Letter Agreement: (i) the non-breaching party would be irreparably injured; (ii) monetary damages may not be an adequate remedy for such breach; and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in Law or in equity.
Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, by electronic mail, pdf or facsimile transmission.

This Letter Agreement may be executed in counterparts (including by PDF, DocuSign or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
If any term or provision of this Letter Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Letter Agreement shall be construed as if such invalid, illegal or unenforceable term or provision had never been contained herein.
This Letter Agreement shall remain in full force and effect following the Closing.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first written above.
MOUNT LOGAN CAPITAL, INC.

By:
Name:
Title:

WILLOW ASSET MANAGEMENT LLC
By:
Name:
Title:

Annex A
Representations and Warranties
A.    Representations and Warranties of Willow

Willow hereby represents and warrants to MLCI as follows:
1. Authority.
Willow has all requisite corporate, or similar, power and authority to execute, deliver, and perform its obligations under this Letter Agreement and each of the Annexes hereto. The execution, delivery, and performance of this Letter Agreement by Willow have been duly authorized by all necessary corporate or similar action on the part of Willow, and no further approval or authorization of any Person is required in connection therewith. This Letter Agreement has been duly executed and delivered by a duly authorized officer, partner, member, or representative of Willow and, assuming the due authorization, execution, and delivery by MLCI, constitutes the legal, valid, and binding obligation of Willow, enforceable against Willow in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a Proceeding in equity or at Law).
2. Good Standing.
Willow is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization. Willow has all requisite corporate, or similar, power and authority to own and operate its properties and assets and to carry on its business as currently conducted. No dissolution, winding-up, liquidation, bankruptcy, insolvency, or similar Proceeding has been initiated, or to the knowledge of Willow threatened, with respect to Willow.
3. Investment Representations.
(a) Investment Purpose. Willow is acquiring the Shares solely for Willow’s own account, for investment purposes only, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities Laws.
(b) Unregistered Securities. Willow understands and acknowledges that the Shares have not been registered under the Securities Act or any applicable state securities Laws, and are being issued in reliance upon one or more exemptions from registration. Willow understands that it must bear the economic risk of its investment in the Shares indefinitely unless the Shares are subsequently registered or an exemption from registration is available.
(c) Experience and Sophistication. Willow has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the Shares and is capable of making an informed investment decision with respect thereto. Willow has independently evaluated such merits and risks and has not relied on any representations or statements of MLCI or its Affiliates other than the representations and warranties expressly set forth in the Agreement.
(d) Access to Information. Willow has been afforded the opportunity to ask questions of, and receive answers from, representatives of MLCI, and has had access to such financial and other information regarding MLCI as Willow has deemed necessary in connection with its decision to receive the Shares.
(e) Financial Condition. Willow is able to bear the economic risk of an investment in the Shares, including the risk of a complete loss of such investment, and has no need for liquidity with respect to the Shares.
4. Accredited Investor Status.
(a) Accredited Investor. Willow is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and satisfies one or more of the categories set forth in the Investor Questionnaire attached as Annex B. Willow agrees to promptly notify MLCI in writing if any representation made in this Section 4 becomes inaccurate or incomplete at any time prior to the Closing Date.
(b) Continuing Accuracy. Willow understands that MLCI is relying on the representations set forth in this Section 4 in determining the availability of an exemption from the registration requirements of the Securities Act with respect to the issuance of the Shares, and Willow agrees to provide such additional information as MLCI may reasonably request in order to confirm Willow’s status as an accredited investor.

* * * * *

Annex B
Accredited Investor Questionnaire
INVESTOR QUESTIONNAIRE
Please complete each Section of this Investor Questionnaire.
General Information.
Investor category of Willow (check all that apply)

____	Individual U.S. person (including your trust)	____	Banking or thrift institution
____	Individual Non-U.S. person (including trust)	____	State or municipal government entity (excluding pension plans)
____	Broker-dealer
____	Insurance company	____	State or municipal pension plan
____	Investment company registered with SEC	____	Sovereign wealth fund and foreign official institutions
____	Private fund
____	Non-profit	____	Other Non-U.S. person
____	Pension plan (excluding government plans)	____	Other

Form of Investor (check all that are applicable):

_____	Individual	Grantor trust
_____	Joint tenants	Other trust
_____	Tenants in common	IRA/Keough Plan/SEP
_____	Limited partnership	Other Employee benefit plan
_____	General partnership	Non-profit, endowment or foundation
_____	Limited liability company	Other exempt organization
_____	C corporation	Nominee
_____	S corporation	Fiduciary
_____	Estate	Disregarded entity
Other (describe):_____________________

If Willow is a disregarded entity that has its own U.S. federal taxpayer identification number, please provide the parent entity’s taxpayer identification number: _________________________
Tax year end (month and day): _____________________

Is Willow a “fund of funds”? _____ Yes _____ No
If Willow is an individual, or if Willow is an entity in which an individual holds, directly or indirectly, more than five percent of the ownership or beneficial interests, please identify (i) all such individuals, and (ii) all entities for which such individuals serve as employee, officer or director. ____________________________

Accredited Investor Status
Willow represents and warrants that it is an “accredited investor” within the meaning of Regulation D under the Securities Act, and has indicated below each category under which Willow qualifies as an accredited investor.
Willow is:
____    (i)    A bank, as defined in Section 3(a)(2) of the Securities Act, whether acting in regard to this offering in its individual or a fiduciary capacity.
____    (ii)    A savings and loan or other institution, as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in regard to this offering in its individual or a fiduciary capacity.
____    (iii)    A broker or dealer registered pursuant to Section 15 of the Exchange Act.
____    (iv)    An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940, as from time to time amended (the “Investment Advisers Act”) or registered pursuant to the laws of a state.
____    (v)    An investment adviser relying on the exemption from registering with the Securities and Exchange Commission (the “SEC”) under Section 203(l) or Section 203(m) of the Investment Advisers Act.
____    (vi)    An insurance company, as defined in Section 2(a)(13) of the Securities Act.
____    (vii)    An investment company registered under the Investment Company Act of 1940, as from time to time amended (the “Investment Company Act”).
____    (viii)    A business development company, as defined in Section 2(a)(48) of the Investment Company Act.
____    (ix)    A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as from time to time amended.
____    (x)    A private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act.
____    (xi)    A Rural Business Investment Company, as defined in Section 384A of the Consolidated Farm and Rural Development Act.
____    (xii)    A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000.

____    (xiii)    An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as from time to time amended (“ERISA”), if the investment decision regarding this offering was made by a plan fiduciary (as such term is defined in Section 3(21) of ERISA) which is either a bank, savings and loan association, insurance company (as described above) or investment adviser duly registered under the Investment Advisers Act.
____    (xiv)    An employee benefit plan within the meaning of ERISA with total assets in excess of $5,000,000, whether or not the investment decision regarding this offering was made by a bank, insurance company or registered investment adviser.
____    (xv)    An employee benefit plan within the meaning of ERISA which is a self-directed plan with investment decisions made solely by persons described by one or more of the categories set forth in this Section II.
____    (xvi)    Either (A) a corporation, (B) a Massachusetts or similar business trust, (C) a partnership, (D) a limited liability company, or (E) an organization described in Section 501(c)(3) of the Internal Revenue Code, in any case not formed for the specific purpose of acquiring the Shares and having total assets in excess of $5,000,000.
____    (xvii)    A natural person whose individual net worth, or joint net worth4 with his or her spouse or spousal equivalent,5 excluding the value of his or her primary residence, exceeds $1,000,000.6
____    (xviii)    A natural person who had individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and who reasonably expects income in excess of such amounts in the current year.
____    (xix)    A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring Shares, whose purchase is directed by a person who has,
4 For the purposes of calculating joint net worth in this subsection, joint net worth can be the aggregate net worth of the Investor and spouse or spousal equivalent, and assets need not be held jointly to be included in the calculation
5 For this purpose, a “spousal equivalent” means a cohabitant occupying a relationship generally equivalent to that of a spouse.
6 For purposes of this net worth calculation, the Investor may exclude the amount of indebtedness secured by the Investor’s primary residence up to the amount of the value of such residence. However, if the amount of the indebtedness secured by the Investor’s primary residence exceeds the value of such residence, the amount of that excess debt should be treated as a liability and deducted from the Investor’s net worth. In addition, indebtedness secured by the Investor’s primary residence that is incurred within sixty (60) days of the date of the subscription made hereby must be included as a liability unless such indebtedness is incurred in connection with the acquisition of the Investor’s primary residence.

alone or together with his or her Purchaser Representative (as defined in the aforementioned Regulation D), such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of an investment in Shares.
____    (xx)    A trust pursuant to which the grantor(s) of the trust may revoke the trust at any time and regain title to the trust assets and has (have) retained sole investment control over the assets of the trust, and the (each) grantor is described by one or more of the categories set forth in subsections (xvii), (xviii), (xxiii) or (xxiv) of this Section II.
____    (xxi)    A partnership, corporation or other entity in which all of the equity owners are persons described by one or more of the categories set forth in subsections (i) through (xx) of this Section II.7
____    (xxii)    An entity of a type not listed in subsections (i) through (xvi), or (xxi) of this Section II, not formed for the specific purpose of acquiring Shares, owning investments in excess of $5,000,000.
____    (xxiii)    A natural person holding in good standing one or more professional certifications, designations or other credentials that the SEC has designated as qualifying an individual for accredited investor status, including Series 7, Series 65 and Series 82 licenses.
____    (xxiv)    A natural person who is a “knowledgeable employee,” within the meaning of Rule 3c-5(a)(4) under the Investment Company Act with respect to MLCI.
____    (xxv)    A “family office,” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, (i) with assets under management in excess of $5,000,000; (ii) that was not formed for the specific purpose of acquiring Shares; and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of an investment in the Shares.
____    (xxvi)    A “family client,” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements in subsection (xxv) of this Section II and whose prospective investment in MLCI is directed by such family office in accordance with clause (iii) of such subsection (xxv).
____    (xxvii)    An employee benefit plan within the meaning of Title I of ERISA, acting for its own account or for the accounts of other “qualified institutional buyers” as
7 It is permissible to look through various forms of equity ownership to natural persons in determining the accredited investor status of entities under this subsection. If relying on this subsection, Willow agrees to provide to MLCI any information regarding Willow’s direct and indirect equity owners in order for MLCI to determine whether or not such equity owners are accredited investors.

defined under Rule 144A promulgated under the Securities Act, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the plan.
____    (xxviii)    A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, acting for its own account or for the accounts of other “qualified institutional buyers” as defined under Rule 144A promulgated under the Securities Act, that in the aggregate owns and invests on a discretionary basis at least $100 million in securities of issuers that are not affiliated with the plan.
A.

Additional Representations and Warranties of Willow

In order for MLCI to qualify for its securities Law exemption, the undersigned:
(a) has not been convicted, within ten years as of the date hereof and as of the issuance of the Shares of any felony or misdemeanor in connection with the purchase or sale of any security, involving the making of any false filing with the Securities and Exchange Commission (“SEC”), or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;
(b) is not subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years from the date hereof and as of the date of the issuance of the Shares, that, at such time, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice in connection with the purchase or sale of any security, involving the making of any false filing with the SEC, or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;
(c) is not subject to a final order of a state securities commission (or an agency or officer of a state performing like functions), a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions), an appropriate federal banking agency; or the National Credit Union Administration that as of the date hereof and as of the date of the issuance of the Shares, bars the person from (A) association with an entity regulated by such commission, authority, agency, or officer, (B) engaging in the business of securities, insurance or banking, (C) engaging in savings association or credit union activities; or constitutes a final order based on a violation of any Law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years before the date hereof or as of the date of the issuance of the Shares;
(d) is not subject to an order of the SEC entered pursuant to Section 15(b) or 15B(c) of the Securities Exchange Act of 1934, as amended or Section 203(e) or (f) of the Investment Advisers Act of 1940, as amended, that, as of the date hereof or as of the date of the issuance of the Shares suspends or revokes such person’s registration as a broker, dealer, municipal securities dealer or investment adviser, places limitations on the activities, functions or operations of such person, or bars such person from being associated with any entity or from participating in the offering of any penny stock;
(e) is not suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;
(f) has not filed (as a registrant or issuer), or was not named as an underwriter in, any registration statement or Regulation A offering statement filed with the SEC that, within five years before the date hereof or the date of the issuance of the Shares, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, as of the date hereof or as of the date of the issuance of the Shares, the subject of an investigation or Proceeding to determine whether a stop order or suspension order should be issued; or
(g) is not subject to a United States Postal Service false representation order entered within five years before the date hereof or as of the date of the issuance of the Shares, or is not, as of the date hereof or as of the date of the issuance of the Shares, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.
    The undersigned acknowledges that the undersigned understands the meaning and legal consequences of the representations and warranties contained in this Article A, and that MLCI intends to rely upon them. The undersigned hereby agrees to indemnify and hold harmless MLCI and each director, officer or agent thereof from and against any and all losses, damages, liabilities and expenses arising out of or in connection with any breach of, or inaccuracy in, any representation or warranty of the undersigned, whether contained in this Investor Questionnaire or otherwise.

* * * * *

SCHEDULE 1

SUBPROCESSORS
1.    None.